Exhibit 4.2

WESTERN DIGITAL CORPORATION,

as Issuer,

the GUARANTORS party hereto,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of April 13, 2016

10.500% Senior Unsecured Notes due 2024

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(b)	7.08; 7.10
311(a)	7.11
(b)	7.11
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	11.02
(d)	7.06
314(a)	4.02; 4.09
(b)	N.A.
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N.A.
(d)	N.A.
(e)	11.05
(f)	N.A.
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01

N.A.	means Not Applicable.

Note:	This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

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Appendix A	—	Provisions Relating to Initial Notes and Exchange Notes
Exhibit A	—	Form of Initial Note
Exhibit B	—	Form of Exchange Note
Exhibit C	—	Form of Supplemental Indenture

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INDENTURE dated as of April 13, 2016, between WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Issuer”), the Guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”).

RECITALS

The Issuer has duly authorized the execution and delivery of the Indenture to provide for the issuance on the date hereof of $3,350,000,000 aggregate principal amount of the Issuer’s 10.500% Senior Unsecured Notes due 2024 (the “Original Notes” and, together with any Additional Notes (as defined below) and any replacement notes issued therefor, the “Initial Notes”, and, together with any Exchange Notes (as defined in Appendix A) the “Notes”). All things necessary to make the Indenture a valid agreement of the Issuer, in accordance with its terms, have been done, and the Issuer has done all things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee and duly issued by the Issuer, the valid obligations of the Issuer as hereinafter provided.

In addition, the Guarantors party hereto have duly authorized the execution and delivery of the Indenture as guarantors of the Notes. All things necessary to make the Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Guarantees, when the Notes are executed by the Issuer and authenticated and delivered by the Trustee and duly issued by the Issuer, the valid obligations of each Guarantor as hereinafter provided.

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01. Definitions.

“2023 Notes” means the Issuer’s 7.375% Senior Secured Notes due 2023 issued on the date hereof pursuant to a separate indenture from this Indenture.

“2023 Notes Indenture” means the Indenture, dated as of April 13, 2016, by and among the Issuer, the Initial Guarantors and U.S. Bank National Association, as trustee and as collateral agent, relating to the 2023 Notes.

“Acquisition” means the proposed acquisition of SanDisk Corporation by a wholly owned subsidiary of the Issuer pursuant to the Merger Agreement.

“Acquisition Transaction” means:

(a) an acquisition by the Issuer or a Restricted Subsidiary of a business or of assets constituting a business unit, line of business or business division of another Person, from a Person other than the Issuer or its Restricted Subsidiaries that will be owned and operated by the Issuer and its Restricted Subsidiaries,

(b) an acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition,

(c) an acquisition of Capital Stock of a Restricted Subsidiary that constitutes an increase in the aggregate percentage of the Capital Stock of such Restricted Subsidiary owned collectively by the Issuer and its Restricted Subsidiaries, and

(d) a merger, amalgamation or consolidation of the Issuer or a Restricted Subsidiary with or into a Person that is not the Issuer or a Restricted Subsidiary, in which the Issuer or a Restricted Subsidiary is the surviving company or which results in the surviving company becoming a Restricted Subsidiary of the Issuer or a Successor Company.

“Additional Assets” means:

(a) any property, plant, equipment or other long-term tangible or Intellectual Property assets used or useful in a Related Business or any assets used or useful in the operations of the Issuer or its Subsidiaries;

(b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary; or

(c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (b) or (c) above is primarily engaged in a Related Business.

“Additional Bridge Agreement” means the Bridge Loan Agreement, to be dated on or prior to the Escrow Release Date, by and among Western Digital Technologies, Inc., the lenders party thereto, the Additional Bridge Facility Administrative Agent and the other parties named therein, as such agreement may be amended, supplemented, waived or otherwise modified from time to time; provided that the maturity date of all or any portion thereof may not be extended other than for up to 30 days by each lender thereunder at its discretion.

“Additional Bridge Facility” means the collective reference to the Additional Bridge Loan Documents, any notes issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages and other guarantees, pledge agreements, security agreements and collateral documents and other instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time; provided that the maturity date of all or any portion thereof may not be extended other than for up to 30 days by each lender thereunder at its discretion.

“Additional Bridge Facility Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Additional Bridge Facility.

“Additional Bridge Loan Documents” means the “Loan Documents” (or comparable term) as defined in the Additional Bridge Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time, but in any event not extended, renewed, refinanced or replaced; provided that such documents may be extended for up to 30 days by each lender thereunder at its discretion.

“Additional Interest” means the interest rate increase specified in Section 5 of the Registration Rights Agreement.

“Additional Notes” means 10.500% Senior Unsecured Notes due 2024 issued under the terms of this Indenture after the Issue Date and in compliance with Sections 2.13 and 4.03 (it being understood that any Notes issued in exchange for or replacement of any Note issued on the Issue Date shall not be an Additional Note, including any such Notes issued pursuant to a Registration Rights Agreement).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on April 1, 2019 (as set forth in Section 5 of the Notes), plus (ii) all required interest payments due on such Note through April 1, 2019 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

The Trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium.

“Asset Disposition” means any sale, lease, transfer or other disposition, including the exclusive license of (or series of related sales, leases, transfers, dispositions or exclusive licenses) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than any shares of Capital Stock of Restricted Subsidiaries issued in compliance with Section 4.03 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(b) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(c) any other assets (other than Capital Stock) of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clauses (a), (b) and (c) above,

(i) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) for purposes of Section 4.06 only, (x) a disposition that constitutes a Restricted Payment or Permitted Investment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.04 and (y) a disposition of all or substantially all the assets of the Issuer in accordance with Section 5.01;

(iii) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Capital Stock of any Restricted Subsidiary, which assets or Capital Stock so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $60 million;

(iv) a disposition or sale of cash or Temporary Cash Investments;

(v) the creation or foreclosure of a Lien; provided that the Net Available Cash received by the Issuer or any Restricted Subsidiary resulting from the foreclosure of a Lien shall be included in the calculation of Net Available Cash for purposes of Section 4.06;

(vi) the sale, lease or discount, in each case without recourse, of inventory, accounts receivable or notes arising in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(vii) disposals or replacements of obsolete, worn out, uneconomical or surplus property or equipment or any property that is no longer useful in the Issuer’s or its Subsidiaries’ business;

(viii) sales by the Issuer or Restricted Subsidiaries of Receivables in connection with entering into a Permitted Receivables Financing;

(ix) dispositions of assets subject to any casualty, condemnation or expropriation proceeding or any similar action (including in lieu thereof);

(x) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xi) the licensing or sublicensing of Intellectual Property or other general intangibles and licenses (or cross-licenses), sublicenses (or cross-sublicenses), leases or subleases of other real or personal property in the ordinary course of business;

(xii) the transfer of pension assets in connection with the permanent settling of the related pension obligations in an arm’s-length transaction with a Person that is not an Affiliate of the Issuer (provided that such transaction is on commercially reasonable terms as reasonably determined in good faith by the Issuer);

(xiii) dispositions of property pursuant to one or more Sale/Leaseback Transactions in an amount not to exceed $230 million or leases of precious metals or commodities in connection with Indebtedness permitted pursuant to Section 4.03(b)(xiv)(B);

(xiv) the sale, transfer or other disposition (a) of any assets required by any antitrust authority or other regulatory authority in connection with the Acquisition or (b) that are part of any intercompany restructuring in connection with requirements imposed by the Ministry of Commerce of the People’s Republic of China within 24 months of the Escrow Release Date (the “MOFCOM Restructuring”);

(xv) the unwinding of Hedging Obligations;

(xvi) the disposition of all or substantially all of the assets of the Issuer or a Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(xv) the disposition of intellectual property rights (to the extent constituting discontinuing the use or maintenance of, failing to pursue or otherwise abandoning, allowing to lapse, terminating or putting into the public domain any intellectual property right), in each case, in the ordinary course of business or if the Issuer or any Restricted Subsidiary determines in its reasonable business judgment that such disposed of intellectual property is no longer economical or of strategic benefit; and

(xvi) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that, if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(b) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board or, in the case of a Person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined with GAAP as of the Issue Date be considered a capital lease (whether or not such lease was in effect on such date), regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease. For purposes of Section 4.13, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; or

(b) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person other than a transaction following which, (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and, (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Notwithstanding the foregoing:

(1) the formation of a holding company for the Issuer’s Capital Stock will not constitute a Change of Control under clause (a) if it does not cause a Change of Control under clause (b), and

(2) the entry into one or more agreements that, upon consummation of the transactions contemplated thereon would constitute a Change of Control, do not constitute a Change of Control until such consummation.

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(a) if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(b) if the Issuer or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c) if, since the beginning of such period, the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d) if, since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(e) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Acquisition Transaction or disposition of assets, the amount of income, earnings or EBITDA relating thereto and the amount of Consolidated Interest Expense associated with such transactions or any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including any determinations made in respect of Pro Forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision and amortization of debt issuance costs), plus, to the extent not included in such total interest expense and to the extent Incurred by the Issuer or its Restricted Subsidiaries, without duplication:

(a) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(b) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par); provided, however, that any amortization of bond premium shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(c) capitalized interest;

(d) non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing Incurred as Credit Facility Indebtedness;

(f) net cash payments pursuant to Hedging Obligations;

(g) the product of (i) all dividends accrued in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Issuer or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Issuer), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Disqualified Stock or Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Issuer in good faith); and

(h) solely to the extent it would be included in the total interest expense of the Issuer calculated on a consolidated basis in accordance with GAAP, interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Issuer or any Restricted Subsidiary.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters for which financial statements of the Issuer are available (the “Reference Period”); provided, however, that:

(a) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(b) if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and EBITDA shall be calculated as if the Issuer or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c) if, since the beginning of the Reference Period, the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(d) if, since the beginning of the Reference Period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(e) if, since the beginning of the Reference Period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Issuer or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an Acquisition Transaction, the amount of income, earnings or EBITDA relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including any determinations made in respect of Pro Forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (loss) of any Person in which any other Person has an ownership interest other than a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Restricted Subsidiaries by such Person during such period, (d) the income of any Restricted Subsidiary of the Issuer (other than any Guarantor), to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Restricted Subsidiary to the Issuer or any other Restricted Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Subsidiaries (except as provided in the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness, (j) any impairment charge or asset write-off or write-down, or asset write-up, related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities, (k) Non-Cash Compensation Expenses, (l) any unrealized gains and losses from Hedging Obligations or from the application of Accounting Standards Codification Topic 815, Derivatives and Hedging, or any comparable regulation, (m) adjustments attributable to the application of recapitalization or acquisition accounting in relation to the Transactions or any other consummated Acquisition Transaction, (n) any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions, (o) (A) extraordinary Charges and (B) unusual or nonrecurring Charges, (p) all cash and Non-Cash Charges and expenses Incurred before the Issue Date with respect to the Seagate Arbitration to the extent that the aggregate amount of all such Charges and expenses do not exceed $32 million, (q) transaction fees, costs and expenses Incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Issuer in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Net Income at the end of such four fiscal quarter period), (r) casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Issuer in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters in the future)) and (s) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk). Notwithstanding the foregoing, for the purposes of Section 4.04 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under Section 4.04(a)(iii)(D).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Issuer or any Restricted Subsidiary (during any Suspension Period, such determination shall be made as if such covenant was in effect at such time).

“Consolidated Secured Leverage Ratio” means, as of any date of determination the ratio of (a) Consolidated Secured Indebtedness to (b) the aggregate amount of EBITDA for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.

“Consolidated Total Indebtedness” means, at any time the same is to be determined, the aggregate amount of all Indebtedness under clauses (a), (b) and (d) (to the extent, in the case of clause (d), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of such definition of the Issuer and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Convertible Notes” means any convertible senior notes issued under the Existing Indentures.

“Credit Agreement” means that certain Credit Agreement, to be dated on or prior to the Escrow Release Date (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Issuer, the guarantors and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Credit Facilities” means (a) one or more debt facilities (including the Credit Agreement or any other credit facility), commercial paper facilities, securities purchase agreements, indentures, fiscal agency agreements, any letter of credit facility or similar agreements or any other financing agreement or arrangement, in each case, with agents, banks or other lenders, investors, trustees or fiscal agents providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit, the issuance of securities or other long-term indebtedness, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and (b) any amendments, restatements, replacements (whether upon or after termination or otherwise), refinancings, refundings, supplements, modifications, extensions, renewals or other modifications thereof (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more of the foregoing that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that any such increase in borrowings or issuances is permitted under Section 4.03 and, if applicable, Section 4.13) or that add additional borrowers or guarantors thereunder, and whether with the same or any other agent, trustee, fiscal agent, lender, investor, holder or group of agents, trustees, fiscal agents, lenders, investors or holders (any Indebtedness under any of the Credit Facilities described in clause (b), a “Refinancing Credit Facility”).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Deadline” means (x) 11:59 p.m. on October 21, 2016; provided that, to the extent the Termination Date (as defined in the Merger Agreement) has been extended as provided in Section 8.1(b)(i) of the Merger Agreement and the Issuer delivers written notice to the Trustee and the Escrow Agent that the Termination Date under the Merger Agreement has been extended in accordance with the terms of the Merger Agreement, the Deadline shall be 11:59 p.m. on January 21, 2017 (such applicable date, the “Outside Date”) or (y) such earlier date as the Issuer shall notify the Trustee and the Escrow Agent in writing or shall otherwise announce (with written confirmation to the Trustee and Escrow Agent) that the Merger Agreement has been or will be terminated or that the Issuer will not pursue the consummation of the Acquisition.

“Default” means any event which is, or after notice or passage of time, or both, would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Temporary Cash Investments received in connection with a subsequent disposition of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the day that is 91 days after the Stated Maturity; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset disposition” or a “change of control” (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that such Person may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions prior to compliance by such Person with Sections 4.06 and 4.08 and such repurchase or redemption complies with Section 4.04.

“Domestic Subsidiary” means each Subsidiary of the Issuer that is organized under the applicable laws of the United States, any state thereof, or the District of Columbia.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (vii) below), the sum of the following amounts for such period:

(i) Consolidated Interest Expense;

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs;

(iv) Non-Cash Charges;

(v) Charges attributable to the undertaking and/or implementation of cost-savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs, costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (v), together with any amounts added back pursuant to clause (vii) below and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided, further, that Charges relating to the Transactions and up to $800 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (v) for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso;

(vi) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(vii) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Issuer) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost-savings initiatives and certain other similar initiatives conducted after the Escrow Release Date; provided that amounts added back pursuant to this clause (vii), together with any amounts added back pursuant to clause (v) above and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided, further, that any of the foregoing in connection with (A) the Transactions and (B) up to $650 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (vii) for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso; and

(viii) earn-out obligations incurred in connection with any acquisition or other investment and paid or accrued during the applicable period; less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, non-cash gains for such period (excluding any non-cash gains for such period to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to EBITDA for such period to the extent excluded from EBITDA in any prior period;

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable;

(ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and

(iii) any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation;

in each case, as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

“Escrow Agent” means SunTrust Bank, in its capacity as the escrow agent appointed and authorized under the Escrow Agreement, and any successor thereto in such capacity.

“Escrow Agreement” means the Escrow Agreement dated as of April 13, 2016, by and among the Issuer, the Trustee, the Escrow Agent and SunTrust Bank, as securities intermediary.

“Escrow Release Date” shall have the meaning set forth in Section 5(a) of the Escrow Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means any Net Cash Proceeds received by the Issuer from the sale of its Qualified Capital Stock or a capital contribution with respect to its Qualified Capital Stock, which are designated as an Excluded Contribution pursuant to an Officers’ Certificate on or promptly after the date of receipt of such Net Cash Proceeds and which shall be excluded from the calculation of amounts under Section 4.04(a)(iii)(B).

“Existing Indentures” means (a) the indenture with respect to SanDisk Corporation’s 1.5% Convertible Senior Notes due 2017, dated as of August 25, 2010, by and between SanDisk Corporation and The Bank of New York Mellon Trust Company, N.A. and (b) the indenture with respect to SanDisk Corporation’s 0.5% Convertible Senior Notes due 2020, dated as of October 29, 2013, by and between SanDisk Corporation and The Bank of New York Mellon Trust Company, N.A. (each as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability, as reasonably determined in good faith by the management of the Issuer, which determination will be conclusive (unless otherwise provided in this Indenture).

“Financing Fees” means, in connection with any Incurrence of Indebtedness, the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, commissions and other costs and expenses Incurred in connection therewith, as well as, in the case of any Incurrence of Refinancing Indebtedness, any penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other similar costs and expenses Incurred in respect of the Indebtedness being Refinanced.

“Fitch” means Fitch Investors Services, Inc. and any successors to its rating agency.

“Foreign Subsidiary” means each Subsidiary of the Issuer that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Issuer, as determined in accordance with GAAP in good faith by the Issuer without intercompany eliminations.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, the Issuer shall be permitted to treat any agreement or arrangement, which would be accounted for on the Issue Date as an operating lease under GAAP, whether existing on the Issue Date or entered into thereafter, under the standards applicable to operating leases under GAAP as in effect on the Issue Date.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture to this Indenture, substantially in the form of Exhibit C hereto and reasonably satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Indenture, it being understood that the Issuer and the other Guarantors need not be a party thereto.

“Guarantor” means the Initial Guarantors and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.03 and Section 4.13:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness;

(d) changes in the principal amount of any Indebtedness that is denominated in a currency other than U.S. dollars solely as a result of fluctuations in exchange rates or currency values; and

(e) the reclassification of any outstanding Capital Stock as Indebtedness due to a change in accounting principles so long as such Capital Stock was issued prior to, and not in contemplation of, such accounting change shall not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding (i) any accounts payable or other liability to trade creditors arising in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance (other than obligations with respect to letters of credit, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);

(f) all Guarantees by such Person of obligations of the type referred to in clauses (a) through (e) or dividends of other Persons;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, the net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

Notwithstanding the foregoing, (i) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and (ii) the term “Indebtedness” shall exclude operating leases and any Guarantees thereof, including of operating leases of joint ventures.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

The amount of any Preferred Stock that has a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Preferred Stock is to be determined pursuant to this Indenture; provided, however, that if such Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be calculated as of the first date thereafter on which such Preferred Stock could be required to be so redeemed, repaid or repurchased. If any Preferred Stock does not have a fixed redemption, repayment or repurchase price, the amount of such Preferred Stock shall be its maximum liquidation value.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Qualified Party” means an investment banking firm, accounting firm, or appraisal firm or consultant of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Initial Guarantors” means each of the Guarantors party to this Indenture on the Issue Date.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Issuer or any Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Intercompany Transactions” means the intercompany transactions described under “Summary—Corporate Structure” in the Offering Memorandum.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender or advances for the purpose of prepaying depreciation costs of joint ventures) or other extensions of credit (including by way of Guarantee or similar arrangement), capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided in this Indenture, the outstanding amount of an Investment shall be the original cost at the time such Investment is made and without giving effect to subsequent changes in value, but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or the Fair Market Value of any property received by the Issuer or a Restricted Subsidiary in respect of such Investment.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment”, the definition of “Permitted Investment” and Section 4.04:

(a) “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (i) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than (a) Baa3 (or equivalent) by Moody’s, (b) BBB- (or equivalent) by Standard and Poor’s or (c) BBB- (or equivalent) by Fitch, in each case with a stable outlook.

“Issue Date” means April 13, 2016.

“Issuer Order” means a written request in the name of the Issuer delivered to the Trustee and signed by one of the following officers of the Issuer: the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer or the Secretary.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person shall be deemed to own, subject to a Lien, any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Merger Agreement” means the Agreement and Plan of Merger, by and among the Issuer, Schrader Acquisition Corporation and SanDisk Corporation, dated October 21, 2015, as amended from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments and the Fair Market Value of any Temporary Cash Investments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities (other than Temporary Cash Investments) received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(a) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses Incurred and all Federal, state, provincial, foreign and local taxes paid or payable, as consequence of such Asset Disposition, as determined before taking into account the application of any deductions, losses, credits and similar tax attributes (other than those deductions, losses, credits and attributes arising from such Asset Disposition);

(b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(c) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(e) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that, upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Issuer or any Restricted Subsidiary.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated as of March 30, 2016 related to the offer and sale of the Notes and the 2023 Notes.

“Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer, the Assistant Treasurer, the Secretary or any Assistant Secretaries of the Issuer. Officer of any Subsidiary has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom must be the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer or the Secretary.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary exclusions and qualifications) who may be an employee of or counsel to the Issuer.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(a) the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(c) cash and Temporary Cash Investments;

(d) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(e) payroll, travel, entertainment, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to, or Guarantees of debt on behalf of, officers, directors, employees and consultants of the Issuer or any of its Subsidiaries; provided that the aggregate amount of such loans, advances and Guarantees outstanding at any time shall not exceed $10 million;

(g) stock, obligations, securities or other Investments received in settlement or satisfaction of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes;

(h) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 4.06 or (ii) a disposition of assets not constituting an Asset Disposition;

(i) Investments (including debt obligations) received (i) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) in settlement of delinquent obligations of, and other disputes with, a Person arising in the ordinary course of business or (iii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(k) any Person to the extent such Investments consist of Hedging Obligations or Guarantees of Indebtedness otherwise permitted under Section 4.03 (excluding Guarantees of the type referred to in clause (s) of this definition);

(l) any Person to the extent such Investment exists on, or is contractually committed as of, or pursuant to an agreement executed on or before, the Issue Date and the Escrow Release Date, and any extension, modification, reinvestment, replacement or renewal of any such Investments or contractual commitments existing on the Issue Date and on the Escrow Release Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date); provided, that the amount of any such Investment or binding commitment may be increased (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date and on the Escrow Release Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(m) any Person to the extent the payment for such Investment consists solely of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; provided, however, that such issuance of Capital Stock shall not increase the amount available for Restricted Payments under Section 4.04(a)(iii);

(n) any Person to the extent such Investment consists of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(o) any Person to the extent such Investment consists of guarantees of performance obligations of Foreign Subsidiaries under service contracts entered into in the ordinary course of business in accordance with Section 4.03;

(p) any Person to the extent such Investments consist of (i) extensions of trade credit or advances in the ordinary course of business or (ii) Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices, in each case in the ordinary course of business;

(q) any Person to the extent such Investments consist of Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary after the Issue Date in accordance with Section 5.01, in each case, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) any Person to the extent such Investments consist of cash earnest money deposits required to be made by the Issuer or any Restricted Subsidiary in connection with a purchase agreement, letter of intent or other acquisitions permitted under this Indenture;

(s) any Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (s) and outstanding on the date such Investment is made, do not exceed the greater of (x) $900 million and (y) 3.0% of Total Assets;

(t) Investments in Flash Partners Ltd., Flash Alliance Ltd. or Flash Forward Ltd. and similar joint ventures with Toshiba Corporation (or one of its Affiliates); provided that the use of such Investments by such joint venture would have been classified, in accordance with GAAP, as a capital expenditure if such joint venture had been a Subsidiary of the Issuer;

(u) Investments in any Subsidiary in connection with Cash Management Services in the ordinary course of business;

(v) guarantees by the Issuer or any Restricted Subsidiary of leases (other than a Capital Lease Obligation) or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business, and any guarantees by the Issuer or any Restricted Subsidiary of operating leases of joint ventures;

(w) Investments permitted pursuant to Sections 4.03 and 4.04 or permitted under the definitions of “Permitted Liens” or “Asset Dispositions;”

(x) the making of any Investment by the Issuer or any of its Restricted Subsidiaries if, at the time of making such Investment, and after giving effect thereto (including the Incurrence of any Indebtedness permitted to be Incurred pursuant to Section 4.03 to finance such Investment) on the date of consummation of such Investment or, at the Issuer’s election to the extent such Investment is made in connection with an Acquisition Transaction, on the date of the signing of any acquisition agreement with respect thereto, after giving effect thereto the Consolidated Leverage Ratio would not exceed 2.25:1.00 (calculated on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements of the Issuer are available); provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(y) repurchases of the Notes;

(z) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable, and any Investment in fixed income or other assets by any Captive Insurance Subsidiary consistent with customary practices of portfolio management; and

(aa) non-cash contributions to joint ventures (including, without limitation, contributions of employees, intellectual property and/or services) in the ordinary course of business.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (aa) above, the Issuer shall be entitled to classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) in one or more of such categories set forth above.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation or in connection with old age benefits, social security obligations, statutory obligations or other similar charges (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations), in connection with bids, tenders, contracts or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or pledges or deposits to secure the performance of bids, trade contracts, leases, surety or appeal bonds, performance bonds or similar instruments (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations) to which such Person is a party, or deposits as security for the payment of rent, in each case Incurred in the ordinary course of business;

(b) carriers’, warehousemen’s and mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, in each case for sums not overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by such Person in excess of those required by applicable banking regulations;

(c) Liens for taxes not yet due and payable, and Liens (or deposits as security) for taxes which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;

(d) Liens in favor of issuers of customs, stay, performance, bid, appeal or surety bonds, completion guarantees or letters of credit and other obligations of a like nature issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness Incurred under Section 4.03(b)(xiv); provided that no such Lien shall extend to or cover other property of the Issuer or such Restricted Subsidiary other than the respective property so acquired or similar property acquired from the same lender or its Affiliates, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of all such property;

(g) Liens to secure (1) Credit Facility Indebtedness (including any letter of credit facility related thereto), (2) the 2023 Notes issued on the Issue Date and replacement notes therefor (and any related guarantee) and (3) the Additional Bridge Facility;

(h) Liens existing on the Issue Date and on the Escrow Release Date;

(i) Liens on property or shares of Capital Stock of another Person at the time the Issuer or any Restricted Subsidiary acquired the property of such other Person, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and improvements, accessions, proceeds or distributions thereof);

(j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such

Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person and improvements, accessions, proceeds or distributions thereof or any of its Restricted Subsidiaries (other than, in the case of any merger or consolidation, the assets of any such Person or Restricted Subsidiary that is a party thereto or any assets and property affixed or appurtenant thereto and improvements, accessions, proceeds or distributions thereof);

(k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(l) Liens securing Hedging Obligations, so long as such Hedging Obligations are permitted to be Incurred under this Indenture;

(m) Liens to secure any Refinancing (or successive Refinancings) as a whole or in part of any Indebtedness secured by any Lien referred to in clauses (f), (g)(2), (h), (i) or (j) of this definition; provided, however, that:

(i) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g)(2), (h), (i) or (j) of this definition at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any Financing Fees, related to such refinancing, refunding, extension, renewal or replacement;

(n) Liens Incurred to secure cash management services in the ordinary course of business;

(o)  (1) customary rights and restrictions on Capital Stock or assets in connection with the sale or transfer of any such Capital Stock or assets in a transaction permitted under the provision in Section 4.06 that are customarily included in agreements relating to such sale or transfer pending the completion thereof and (2) to the extent constituting a Lien, encumbrances or restrictions permitted by Section 4.05(i)(K);

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in connection with a transaction permitted under this Indenture;

(r) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by such Person in the ordinary course of business or consignments entered into in connection with any transaction otherwise permitted under this Indenture;

(s) interests or title of, or Liens securing interests of, a lessor, sublessor, licensor or sublicensor under a lease (other than a Capital Lease Obligation) entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements that are Permitted Investments;

(u) Liens on property or assets of any Subsidiary that is not a Guarantor, which Liens secure Indebtedness of such Subsidiary permitted under the covenant described under Section 4.03; provided that in no event shall Indebtedness of non-Guarantor Subsidiaries be secured by Liens on intellectual property with an aggregate value in excess of $115 million as reasonably determined by the Issuer;

(v) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(w) Liens arising under any Permitted Receivables Financing permitted by Section 4.03;

(x) leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Issuer and the Restricted Subsidiaries, taken as a whole, or secure any Indebtedness;

(y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; encumbrances or restrictions set forth in the organizational documents (or any related joint venture, shareholders’ or similar agreement) of any non-Wholly Owned Subsidiary or any Person that is not a Subsidiary in respect of their respective Capital Stock;

(z) other Liens securing Indebtedness in an aggregate amount not to exceed the greater of (A) $400 million and (B) 1.25% of Total Assets (measured at the time of any Incurrence in reliance on this subclause (B)) outstanding at any time;

(aa) the Lien on Escrowed Property in favor of the Trustee for the benefit of itself and the Holders pursuant to Section 4.16;

(bb) Liens in connection with Sale/Leaseback transactions securing Indebtedness permitted by Section 4.03;

(cc) Liens on Capital Stock or other securities of:

(i) an Unrestricted Subsidiary that secure Indebtedness or other obligations of an Unrestricted Subsidiary or

(ii) a Person that is not a Subsidiary of the Issuer that secures Indebtedness or other obligations of such Person or such Person’s Subsidiaries;

(dd) Liens in favor of the Issuer or a Guarantor;

(ee) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(ff) licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Issuer or the Restricted Subsidiaries in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);

(gg) any zoning, building or similar law or right reserved to, or vested in, any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(hh) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(ii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(jj) Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which it sells, conveys, contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Issuer (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Issuer or any Subsidiary (other than any Receivables Financing Subsidiary)), which transfer is funded in whole or in part, directly or indirectly, by the Incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Issuer or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness Incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness Incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or the Issuer (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of such Note plus the premium, if any, payable on such Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Adjustment” means, for any period with respect to any Acquisition Transaction or Asset Disposition, the pro forma increase in EBITDA projected by the Issuer in good faith based on the Issuer’s reasonable assumptions that are reasonably identifiable and factually supportable cost savings, operating expense reductions and synergies to be achieved as a result thereof, within 18 months of the date of such Acquisition Transaction or Asset Disposition so long as the actions necessary to achieve such cost savings, operating expense reductions or synergies have been taken or are reasonably expected to be taken within twelve months of such Acquisition Transaction or Asset Disposition. Any such pro forma increase to EBITDA shall be without duplication for cost savings, operating expense reductions or synergies already included in EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to EBITDA for any period, together with any amounts added back pursuant to clauses (v) and (vii) of the definition of “EBITDA” for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to such add-back).

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed or (2) Incurred to finance the construction, purchase, or lease by the Issuer or a Restricted Subsidiary of property, plant and equipment (or the Capital Stock of a Person owning such assets), including to replenish cash or repay revolving credit borrowings used to fund any such acquisition, lease, replacement or improvement, including additions and improvements; provided, however, that (x) such Indebtedness is Incurred within 270 days after such acquisition of such assets and (y) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such asset.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Issuer.

“Qualified Equity Offering” means any public issuance and sale of the Issuer’s common stock by the Issuer after the Escrow Release Date. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(a) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(b) any issuance and sale to any Subsidiary of the Issuer.

“Rating Agency” means Standard & Poor’s, Moody’s and Fitch, or if Standard & Poor’s, Moody’s or Fitch (or more than one of them) shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Standard & Poor’s, Moody’s or Fitch, as the case may be.

“Receivables “ means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any Wholly Owned Subsidiary of the Issuer formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Escrow Release Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that except in the case of Refinancing Indebtedness Incurred under clause (xiv), (xvi), (xvii) or (xxvii) of Section 4.03(b):

(a) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(b) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(c) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding plus related Financing Fees; and

(d) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms no less favorable in any material respect to the Holders than the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary that is not a Guarantor that Refinances Indebtedness of the Issuer or a Guarantor or (ii) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Issuer and its Restricted Subsidiaries on the Issue Date and other businesses reasonably ancillary, complementary or related thereto or reasonable extensions or expansions thereof.

“Restricted Payment” with respect to any Person means:

(a) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (i) dividends or distributions by such Person payable solely in its Capital Stock (other than Disqualified Stock), (ii) dividends or distributions payable solely to the Issuer or a Restricted Subsidiary and (iii) dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary in respect of any class of Capital Stock of such Restricted Subsidiary, so long as the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividends or distributions according to its proportionate ownership of such class of Capital Stock);

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than by a Restricted Subsidiary or a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuer or any Guarantor (other than (i) from the Issuer or a Restricted Subsidiary or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d) the making of any Investment (other than a Permitted Investment) in any Person.

The amount of any Restricted Payment if made otherwise than in cash shall be Fair Market Value of the assets subject thereto.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary concurrently leases it from such Person or its Affiliates.

“SD Guarantor” means SanDisk Technologies, Inc.

“Seagate Arbitration” means the arbitration between the Issuer and Seagate Technology, LLC and related matters based on the actions initially filed by Seagate Technology, LLC on October 4, 2006.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Issuer or any Subsidiary of the Issuer;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Indenture;

(7) any Indebtedness, which, when Incurred and without respect to any election under Section 111(b) of Title 11, United States Code, is without recourse to such Person;

(8) any Indebtedness of or amounts owed by such Person for compensation to employees or for services rendered to another Person; and

(9) Indebtedness of such Person to a Subsidiary or any other Affiliate or any such Affiliate’s Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC and, for purpose of determining whether an Event of Default has occurred, any group of Restricted Subsidiaries that combined would be such a Significant Subsidiary.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency, unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(a) any investment in direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof; provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b) investments in certificates of deposit or bankers’ acceptances by any domestic or foreign bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks which have a maturity of one (1) year or less;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) investments in commercial paper rated at least P-2 by Moody’s or at least A-2 by Standard & Poor’s (or, if at any time neither Moody’s nor Standard & Poor’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing not more than one year from the date of issuance thereof;

(e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by Standard & Poor’s (or, if at any time neither Moody’s nor Standard & Poor’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) investments in money market funds that invest at least 90.0% of their assets in securities of the types described in clauses (a) through (e) above; and

(g) (i) dollars, Canadian dollars, pounds, euros or any national currency of any participating member state of the EMU; or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Issuer and the Restricted Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business.

In the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary or investments made in a country outside the United States of America, Temporary Cash Investments shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (g) and in this sentence. Notwithstanding the foregoing, Temporary Cash Investments shall include amounts denominated in currencies other than those set forth in clause (g)(i) above; provided that such amounts are converted into any currency listed in clauses (g)(i) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended.

“Total Assets” means, as of any date of determination, the total assets of the Issuer and its Restricted Subsidiaries as shown on the most recently prepared consolidated balance sheet of the Issuer as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.

“Transactions” has the meaning set forth in the Offering Memorandum.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2019; provided, however, that if the period from the redemption date to April 1, 2019, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2019 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning given to it in the Preamble hereto until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted as Investment under Section 4.04 or as a Permitted Investment.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (i) the Issuer could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) on a pro forma basis taking into account such designation (such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any Indebtedness of such Unrestricted Subsidiary) and (ii) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, Western Digital International, a Cayman Islands corporation, may not be designated as an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as set forth in Section 4.03, whenever it is necessary to determine whether the Issuer has complied with any covenant in this Indenture or if a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more other Wholly Owned Subsidiaries.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Action”	12.09(w)
“Affiliate Transaction”	4.07(a)
“Applicable Premium Deficit”	8.01(a)
“Asset Disposition Offer”	4.06(b)
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08(b)
“covenant defeasance option”	8.01(b)
“Coverage Indebtedness”	4.03(a)
“Credit Facility Indebtedness”	4.03(b)(i)
“Custodian”	6.01
“Definitive Note”	Appendix A
“Escrowed Property”	4.16(a)
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Exchange Notes”	Appendix A
“Global Notes”	Appendix A
“Guaranteed Obligations”	10.01(a)
“incorporated provision”	11.01
“Initial Lien”	4.13(a)
“Initial Notes”	Preamble
“Issuer”	Preamble
“legal defeasance option”	8.01(b)
“Legal Holiday”	11.08
“MOFCOM Restructuring”	Definition of “Asset Disposition”
“Notes”	Recitals
“Notes Custodian”	Appendix A
“Offer Amount”	4.06(c)(ii)
“Offer Period”	4.06(c)(ii)
“Original Notes”	Recitals
“Outside Date”	Definition of “Deadline”
“Paying Agent”	2.03(a)
“Permitted Indebtedness”	4.03(b)
“Purchase Date”	4.06(c)(i)
“protected purchaser”	2.07
“Registered Exchange Offer”	Appendix A
“Reference Period”	Definition of “Consolidated Leverage Ratio”
“Registration Rights Agreement”	Appendix A
“Refinancing Credit Facility”	Definition of “Credit Facilities”
“Registrar”	2.03(a)
“Related Assets”	Definition of “Permitted Receivables Financing”

Term	Defined in Section
“Related Person”	12.09(b)
“Reversion Date”	4.15(b)
“Special Mandatory Redemption”	3.07(a)
“Special Mandatory Redemption Date”	3.07(a)
“Special Mandatory Redemption Price”	3.07(a)
“Successor Company”	5.01(a)(i)
“Suspended Covenants”	4.15(a)
“Suspension Period”	4.15(b)
“Trustee indemnified party”	7.07

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Securities and the Subsidiary Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, the Subsidiary Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(j) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(k) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(l) all references to the date the Notes were originally issued shall refer to the Issue Date.

All references in this Indenture to interest on the Notes shall be deemed to include Additional Interest, if any.

ARTICLE II

The Notes

SECTION 2.01. Form and Dating. Provisions relating to the Initial Notes and the Exchange Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (a) Original Notes and the Trustee’s certificate of authentication and (b) any Additional Notes (if issued as Transfer Restricted Securities) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Exchange Notes and any Additional Notes issued other than as Transfer Restricted Securities and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit B hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms of the Notes set forth in Appendix A and Exhibits hereto are part of the terms of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

SECTION 2.02. Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, upon the receipt of an Issuer Order, the Trustee shall authenticate and deliver $3,350,000,000 of 10.500% Senior Unsecured Notes due 2024 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes in an aggregate principal amount specified in an Issuer Order. Such Issuer Order shall specify the amount of the Additional Notes to be authenticated and the date on which the issue of Additional Notes is to be authenticated and shall certify that such issuance is in compliance with Section 4.03. The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03. Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”), in each case in the United States. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Notes Custodian with respect to the Global Notes.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate the terms of the TIA to the extent applicable. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

(d) The Issuer initially appoints the Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of and interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. In the event that the Paying Agent receives funds in advance of any due date, the Paying Agent shall be entitled to invest such funds in the U.S. Bank Money Market Deposit Account or any substantially similar successor account, any earnings on which shall be for the account of the Company. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall automatically serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the

Registrar’s or co-registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.06 (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 3.06, 4.06, 4.08 and 9.05). The Issuer shall not be required to, make and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent, the Registrar and any co-registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to Section 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, any Guarantor, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Issuer determines that the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an affidavit of loss and an indemnity bond sufficient in the judgment of the Trustee to protect the Trustee, and the Issuer to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional Obligation of the Issuer.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest of a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Subject to Section 11.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate and make ready for delivery temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

SECTION 2.10. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Trustee and the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer pursuant to written direction by an Officer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly send or cause to be sent to each Holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12. CUSIP Numbers, ISINs, etc. The Issuer, in issuing the Notes, may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Notes.

SECTION 2.13. Issuance of Additional Notes. After the Issue Date, the Issuer shall be entitled, subject to its compliance with Section 4.03, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, original interest accrual date and original interest payment date. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Notes are not fungible with the Notes for U.S. Federal income tax purposes, such nonfungible Additional Notes shall be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Notes.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 that the Issuer is relying on to issue such Additional Notes; and

(b) the issue price, the issue date and the CUSIP number of such Additional Notes; and

(c) whether such Additional Notes shall be Transfer Restricted Notes or shall be issued in the form of Exchange Notes as set forth in Exhibit B hereto.

ARTICLE III

Redemption

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 5 of the Notes, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed.

The Issuer shall give each notice to the Trustee provided for in this Section 3.01 at least 60 days before the redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture), unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate from the Issuer to the effect that such redemption shall comply with the conditions herein. Any such notice may be canceled by written notice of the Issuer to the Trustee at any time prior to notice of such redemption being sent to any Holder pursuant to Section 3.03 and shall thereby be void and of no effect.

SECTION 3.02. Selection of Notes to Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed on a pro rata basis to the extent practicable or in such manner as it shall deem fair and appropriate, unless another method is required by law or applicable exchange or depositary requirements. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof, to the extent practicable. The Issuer shall redeem Notes in principal amounts of $2,000 or less in whole and not in part, to the extent practicable. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. If the Notes are being redeemed other than on a pro rata basis, the Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03. Notice of Redemption.

(a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address (or send electronically in accordance with applicable procedures of the Depositary in the case of Global Notes), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) if fewer than all the outstanding Notes are to be redeemed (and if other than on a pro rata basis), the identification numbers and principal amounts (which amounts may be stated as a ratio of the amount to be redeemed per $1,000 principal amount outstanding) of the particular Notes to be redeemed;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b) At the Issuer’s request, upon written notice provided to the Trustee at least 5 Business Days prior to the date such redemption notice is to be sent to Holders of Notes, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section 3.03 and a copy of the proposed notice of redemption to be sent to the Holders.

(c) Notice of any redemption, whether in connection with a Qualified Equity Offering or otherwise, may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of a Qualified Equity Offering or other financing or of a transaction resulting in a Change of Control. In the event that the relevant conditions precedent are not satisfied as of the date specified for redemption in any such notice (or amendment thereto), the Issuer may, in its discretion, rescind such notice or amend it to specify another redemption date.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is sent pursuant to Section 3.03, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, subject to Section 3.03(c). Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest and Applicable Premium, if any, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest and Applicable Premium, if any, shall be payable to the Holder of the redeemed Notes registered on the relevant record date. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption Price. Prior to the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest and Applicable Premium, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Applicable Premium, if any, on the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, neither an Opinion of Counsel nor an Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Special Mandatory Redemption.

(a) If (i) the Escrow Agent has not received the officers’ certificate pursuant to section 5(a) of the Escrow Agreement on or before the Deadline, or (ii) prior to the Deadline, the Merger Agreement is terminated or the Issuer notifies the Trustee and the Escrow Agent in writing or otherwise announces (with written confirmation to the Escrow Agent and the Trustee) that the Merger Agreement has been or will be terminated or that the Issuer has determined that the Acquisition will not otherwise be pursued, then the Issuer shall, on the third Business Day following the Deadline, the date of such notice or such longer period as required by DTC, as applicable (the “Special Mandatory Redemption Date”), be required to redeem the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100% of initial issue price thereof, plus accrued and unpaid interest from the Issue Date to, but excluding, the redemption date (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Special Mandatory Redemption Price”).

(b) Notice of the Special Mandatory Redemption shall be mailed or sent electronically by the Issuer no later than the next Business Day following the Deadline or the date of the notice described in Section 3.07(a), as applicable, to each Holder at its registered address, the Trustee and the Escrow Agent. The notice, if mailed or sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(c) Subject to the provisions of the Escrow Agreement, upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent shall liquidate all of the Escrowed Property then held by it, and the Issuer shall deposit with the Trustee an additional amount in cash sufficient, together with the Escrowed Property to pay the aggregate Special Mandatory Redemption Price no later than the last Business Day prior to the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Trustee for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes. After the Deadline or the date of the notice described in Section 3.07(a), as applicable, all interest earned on the Escrowed Property, all investments thereof, and all dividends, distributions and other payments or proceeds in respect thereof, and any other Escrowed Property that is not required to be applied towards the Special Mandatory Redemption and after payment of any amounts due and owing the Escrow Agent and the Trustee, shall be paid to the Issuer upon the Issuer’s written request in accordance with the terms of the Escrow Agreement.

(d) The Notes shall, on the Special Mandatory Redemption Date, become due and payable and shall be paid by the Issuer at the Special Mandatory Redemption Price. The Notes shall cease to bear interest and all rights under the Notes shall terminate upon the irrevocable deposit of funds sufficient to pay the Special Mandatory Redemption Price with the Trustee or a Paying Agent on or before such Special Mandatory Redemption Date.

(e) Neither this Section 3.07 nor Section 4.16 may be waived or modified in a manner that would materially adversely affect the Holders without the written consent of each affected Holder of the Notes. Failure to make the Special Mandatory Redemption, if required, in accordance with this Section 3.07 shall constitute an Event of Default with respect to the Notes.

(f) Upon the consummation of the Acquisition and the release of the Escrowed Property pursuant to Section 5(a) of the Escrow Agreement, the foregoing provisions in this Section 3.07 regarding the Special Mandatory Redemption will cease to apply.

ARTICLE IV

Covenants

SECTION 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of and interest and Applicable Premium, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, interest and Applicable Premium, if any, shall be considered paid on the date due if, on such date, the Trustee or the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all principal and interest then due.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes to the extent lawful, and it shall pay interest on overdue installments of interest and overdue Applicable Premium, if any, at the same rate to the extent lawful.

SECTION 4.02. SEC Reports.

(a) On and after the Escrow Release Date, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and, upon written request, the Holders, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided that the electronic filing of the foregoing reports by the Issuer on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee and any Holder, it being understood that the Trustee shall not be responsible for determining whether such filings have been made.

If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuer will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC as a “non-accelerated filer.”

(b) Notwithstanding anything to the contrary, this Section 4.02 does not require the Issuer to comply with Rule 3-10 or Rule 3-16 of Regulation S-X (or any successor provision), or to provide separate financial statements of any Guarantor; provided that the Issuer will continue to provide qualitative information on non-Guarantor Subsidiaries substantially consistent with the information provided in the Offering Memorandum in the reports required to be delivered pursuant to Section 4.02(a)(1) above. At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries and the EBITDA of such Unrestricted Subsidiaries (determined in a manner consistent with the definition of EBITDA in this Indenture) account collectively for more than 1.0% of the Issuer’s corresponding consolidated amount, then the quarterly and annual financial information required by Section 4.02(a) will include a reasonably detailed quantitative presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or elsewhere in reports provided by the Issuer pursuant to this covenant of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(c) In addition, at any time on and after the Escrow Release Date when the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of any reports, information and documents to the Trustee will be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee will be entitled to rely exclusively on Officers’ Certificates).

SECTION 4.03. Limitation on Indebtedness.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and the Restricted Subsidiaries shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would have been at least 2.0 to 1.0 (any such Indebtedness Incurred pursuant to this clause (a) being herein referred to as “Coverage Indebtedness”); provided, further, that the amount of Indebtedness that may be Incurred by non-Guarantor Subsidiaries under this Section 4.03(a) (after giving pro forma effect to such Incurrence including a pro forma application of the net proceeds therefrom), together with the aggregate principal amount of Indebtedness Incurred by non-Guarantor Subsidiaries pursuant to Section 4.03(b)(v)(B) below, shall not exceed the greater of (i) $400 million and (ii) 1.25% of Total Assets at any one time outstanding.

(b) Section 4.03(a) shall not prohibit the Incurrence of the following Indebtedness (any such Indebtedness Incurred pursuant to this clause (b) being herein referred to as “Permitted Indebtedness”):

(i) Indebtedness Incurred by the Issuer and its Restricted Subsidiaries pursuant to any Credit Facility (including the Credit Agreement); provided, however, that the aggregate principal amount of all Indebtedness Incurred under this Section 4.03(b)(i) and subject to Section 4.03(d) below, then outstanding does not at any time exceed the greater of (x) $13,125 million, less the aggregate principal amount of Convertible Notes that are extinguished between the Issue Date and the date that is 90 days after the Escrow Release Date, less the aggregate principal amount of term loans under the Credit Agreement that are required to be repaid in an amount equal to the aggregate principal amount of Convertible Notes in excess of $100 million that remains outstanding 90 days following the Escrow Release Date (plus the amount of any Financing Fees paid in connection with any Refinancing Credit Facility Incurred under this subclause (i)(x)) and (y) the aggregate principal amount of Indebtedness that at the time of Incurrence does not cause the Consolidated Secured Leverage Ratio for the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 2.25 to 1.0; provided that (A) for purposes of determining the amount of Indebtedness that may be Incurred under Section 4.03(b)(i)(y) and for purposes of any subsequent calculation of the Consolidated Secured Leverage Ratio, all Indebtedness Incurred and outstanding under this Section 4.03(b)(i) shall be treated as Secured Indebtedness (any such Indebtedness Incurred pursuant to this Section 4.03(b)(i) being herein referred to as “Credit Facility Indebtedness”); and (B) any Refinancing Credit Facility in respect of any Credit Facility Indebtedness Incurred under this Section 4.03(b)(i) in an amount not to exceed the amount of such Credit Facility Indebtedness Incurred under this Section 4.03(b)(i) (plus the amount of Financing Fees paid in connection with the Incurrence of such Refinancing Credit Facility) may be Incurred under this Section 4.03(b)(i) even if such Incurrence is not otherwise permitted by this Section 4.03(b)(i) at such time of Incurrence of such Refinancing Credit Facility (and any new Refinancing Credit Facility in respect of any earlier Refinancing Credit Facility Incurred under this proviso in an amount not to exceed the amount of such earlier Refinancing Credit Facility (plus the amount of any Financing Fees paid in connection with the Incurrence of such new Refinancing Credit Facility) may also be Incurred under this Section 4.03(b)(i) at the time of Incurrence of such new Refinancing Credit Facility);

(ii) Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon not permitted by this Section 4.03(b)(ii), (B) if the Issuer is the obligor on such Indebtedness and such Indebtedness is owed to a non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Subsidiary Guarantee;

(iii) (x) the Notes and the Subsidiary Guarantees (other than any Additional Notes) and the guarantees thereof and (y) the 2023 Notes issued on the Issue Date and the guarantees thereof;

(iv) Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date and of the Issuer and its Restricted Subsidiaries (including SanDisk Corporation and any of its Subsidiaries) outstanding on the Escrow Release Date (other than Indebtedness described in Sections 4.03(b)(i), (b)(ii), (b)(iii) or (b)(xv) and Indebtedness being repaid or terminated on the Escrow Release Date as part of the Transactions);

(v) Indebtedness:

(A) (i) of a Restricted Subsidiary on the date it becomes a Restricted Subsidiary as a result of the acquisition of its Capital Stock by the Issuer or a Restricted Subsidiary or (ii) assumed by the Issuer or a Restricted Subsidiary in connection with an Acquisition Transaction, in the case of subclause (i) or (ii) of this Section 4.03(b)(v)(A), so long as such Indebtedness was not Incurred in connection with or in anticipation of such Person becoming a Restricted Subsidiary or such Acquisition Transaction, as the case may be; or

(B) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary (i) Incurred or issued to finance an Acquisition Transaction, or (ii) that is assumed by the Issuer or any Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation) or retained by an entity that becomes a Successor Company or Restricted Subsidiary, in each case in connection with an Acquisition Transaction and which Indebtedness, Disqualified Stock or Preferred Stock was Incurred in connection with or in anticipation of the relevant Acquisition Transaction;

provided, however, that, in the case of subclause (A) or (B) of this Section 4.03(b)(v) on the date of any such acquisition and after giving pro forma effect thereto, either (x) the Issuer would have been entitled to Incur at least $1.00 of Coverage Indebtedness pursuant to Section 4.03(a) or (y) the Consolidated Coverage Ratio would have been greater than the Consolidated Coverage Ratio immediately prior to such transaction; provided further that the amount of Indebtedness that may be Incurred by non-Guarantor Subsidiaries under Section 4.03(b)(v)(B) (after giving pro forma effect to such Incurrence, including a pro forma application of the net proceeds therefrom), together with the aggregate principal amount of Indebtedness Incurred by non-Guarantor Subsidiaries pursuant to Section 4.03(a) above, shall not exceed the greater of (x) $400 million and (y) 1.25% of Total Assets at any one time outstanding;

(vi) Refinancing Indebtedness in respect of any Coverage Indebtedness or any Permitted Indebtedness Incurred pursuant to Sections 4.03(b)(iii), (b)(iv) or (b)(v) or this clause (b)(vi);

(vii) Hedging Obligations Incurred in the ordinary course of business and not for the purpose of speculation;

(viii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(ix) Indebtedness Incurred by the Issuer or any Restricted Subsidiary constituting endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(x) the Guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee thereof Incurred pursuant to this Section 4.03(b)(x) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(xi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any one time not in excess of the greater of (x) $350 million and (y) 1.5% of Foreign Subsidiary Total Assets (measured at the time of any Incurrence in reliance on this subclause (y));

(xii) Indebtedness of the Issuer or any Restricted Subsidiary in the form of purchase price adjustments, earn-outs, indemnification, adjustment of purchase price or other arrangements representing acquisition consideration or deferred payments of a similar nature or similar obligations Incurred in connection with any Acquisition Transaction or any other Investment or in connection with the disposition of any business, assets or Capital Stock permitted by this Indenture;

(xiii) Permitted Receivables Financing not to exceed $700 million at any time outstanding;

(xiv) (A) Purchase Money Indebtedness Incurred to finance the acquisition, lease, construction, repair, replacement, expansion or improvement by the Issuer or a Restricted Subsidiary of assets in the ordinary course of business or otherwise Incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets and (B) Indebtedness Incurred in connection with the leases of precious metals and/or commodities, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this Section 4.03(b)(xiv) and then outstanding, does not exceed the greater of (x) $175 million and (y) 0.50% of Total Assets (measured at the time of any Incurrence in reliance on this subclause (y));

(xv) Indebtedness Incurred under the Additional Bridge Facility;

(xvi) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence and Incurred pursuant to this Section 4.03(b)(xvi) does not exceed the greater of (x) $400 million and (y) 1.25% of Total Assets (measured at the time of any Incurrence in reliance on this subclause (y));

(xvii) Indebtedness Incurred in connection with any Sale/Leaseback Transaction, together with any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when taken together with all other Indebtedness outstanding on the date of such Incurrence and Incurred pursuant to this Section 4.03(b)(xvii) and then outstanding, does not exceed $230 million;

(xviii) (A) Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or other financial institutions that arise in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (B) Indebtedness in the ordinary course of business in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements for the Issuer and its Subsidiaries or joint ventures to which the Issuer and its Restricted Subsidiaries are a party;

(xix) Indebtedness Incurred by a Restricted Subsidiary in connection with discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(xx) Indebtedness consisting solely of Liens granted in reliance on clause (cc) of the definition of “Permitted Liens;”

(xxi) Indebtedness Incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors, licensees or distribution partners;

(xxii) (i) unsecured (other than vendor’s liens arising by operation of law) Indebtedness in respect of obligations of the Issuer or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any hedge agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Issuer or any Restricted Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxiii) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) obligations to pay insurance premiums or (2) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations;

(xxiv) Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Issuer and its Restricted Subsidiaries Incurred in the ordinary course of business or otherwise Incurred in connection with the consummation of the Transactions or any Acquisition Transaction or other investment whether consummated prior to the Escrow Release Date or that otherwise constitutes a Permitted Investment;

(xxv) Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of the Issuer permitted to be made pursuant to Section 4.04;

(xxvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(xxvii) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries that are not Guarantors, when taken together with all other Indebtedness of the Issuer and its Restricted Subsidiaries that are not Guarantors outstanding on the date of such Incurrence and Incurred pursuant to this Section 4.03(b)(xxvii) does not exceed the greater of (x) $460 million and (y) 1.5% of Total Assets (measured at the time of any Incurrence in reliance on this clause (y)); and

(xxviii) obligations of the Issuer or any of its Restricted Subsidiaries Incurred in connection with rebate programs.

(c) For purposes of determining compliance with this Section 4.03:

(i) any Indebtedness outstanding on the Escrow Release Date under the Credit Agreement shall be treated as Incurred on the Escrow Release Date under Section 4.03(b)(i) and cannot be reclassified and any refinancing of Credit Facility Indebtedness must also be Incurred pursuant to Section 4.03(b)(i) and cannot be reclassified;

(ii) any Indebtedness outstanding on the Escrow Release Date under the Additional Bridge Facility will be treated as Incurred on the Escrow Release Date under Section 4.03(b)(xv) and cannot be reclassified;

(iii) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness in one of the above clauses, the Issuer, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses;

(iv) the Issuer shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 4.03 and, in that connection, the Issuer shall be entitled to treat a portion of such Indebtedness as Coverage Indebtedness and the balance of such Indebtedness as an item or items of Permitted Indebtedness;

(v) any Permitted Indebtedness originally classified as Incurred pursuant to one of the clauses in Section 4.03(b) (other than Permitted Indebtedness Incurred pursuant to Sections 4.03(b)(i), (b)(ii) or (b)(xv)) may later be reclassified by the Issuer such that it shall be deemed as having been Incurred as Coverage Indebtedness pursuant to Section 4.03(a) or as Permitted Indebtedness pursuant to another clause in Section 4.03(b), as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant thereto at the time of such reclassification;

(vi) in the event that the Issuer or a Restricted Subsidiary incurs Indebtedness to finance an acquisition or assumes Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture, at the option of the Issuer, such Indebtedness shall be deemed to have been Incurred on the date the definitive acquisition agreement relating to such Acquisition Transaction was entered into (and not at the time such Acquisition Transaction is consummated) and the Consolidated Coverage Ratio and/or the Consolidated Secured Leverage Ratio shall be tested (x) in connection with such Incurrence, as of the date the definitive acquisition agreement relating to such Acquisition Transaction was entered into, giving pro forma effect to such Acquisition Transaction, to any such Indebtedness or Lien, and to all transactions in connection therewith and, for the avoidance of doubt, if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the EBITDA of the Issuer or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (y) in connection with any other Incurrence after the date the definitive acquisition agreement relating to such Acquisition Transaction was entered into and prior to the earlier of the consummation of such Acquisition Transaction or the termination of such definitive agreement prior to the Incurrence, both (A) on the basis set forth in clause (x) above and (B) without giving effect to such Acquisition Transaction or the Incurrence of any such Indebtedness or Liens or the other transactions in connection therewith;

(vii) in the event that the Issuer or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, the Consolidated Coverage Ratio or the Consolidated Secured Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will be determined on the date of such revolving credit facility or such increase in commitments (assuming for such purpose and for the calculation of any other ratio or test under this Indenture after such date that the full amount thereof has been borrowed as of such date and while such commitments remain outstanding), and, if such Consolidated Coverage Ratio or Consolidated Secured Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.03 irrespective of the Consolidated Coverage Ratio or Consolidated Secured Leverage Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder); and

(viii) accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Where any Indebtedness of any Person other than the Issuer and its Restricted Subsidiaries is guaranteed by one or more of the Issuer and its Restricted Subsidiaries, the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries deemed to be Incurred or outstanding as a result of all such guarantees shall not exceed the amount of such guaranteed Indebtedness. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(d) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent, as appropriate, of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, shall be determined on the date such Refinancing Indebtedness is Incurred; provided that the relevant U.S. Dollar Equivalent will not be deemed to be exceeded so long as the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of any such new Indebtedness does not exceed the sum of the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the Indebtedness being Refinanced and the related Financing Fees.

(e) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount (or, if applicable, the liquidation preference, face amount, or the like) of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

(f) In the case of any Refinancing of any Indebtedness Incurred under Section 4.03(b)(i), (b)(v), (b)(xi), (b)(xiv), (b)(xvi), (b)(xvii) or (b)(xxvii) above with new Indebtedness Incurred under such clause, the amount (or, if applicable, the liquidation preference, face amount, or the like) of new Indebtedness Incurred under such clause shall not be deemed to be exceeded so long as the principal amount of such new Indebtedness does not exceed the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the Indebtedness being Refinanced plus related Financing Fees.

(g) In the case of any Refinancing of any Indebtedness Incurred under 4.03(b)(v), (b)(xi), (b)(xiv), (b)(xvi) or (b)(xxvii) above measured by reference to a percentage of Total Assets with new Indebtedness Incurred under such clause, and the Incurrence of the relevant Indebtedness would cause the percentage of Total Assets restriction to be exceeded if calculated based on the percentage of Total Assets on the date of such Refinancing, such percentage of Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being Refinanced plus related Financing Fees.

(h) Notwithstanding the foregoing, the Issuer will not permit Indebtedness (other than subordinated intercompany Indebtedness) to be incurred by Western Digital International other than up to $500 million of secured or unsecured Indebtedness; provided that within ninety (90) days of the incurrence of such Indebtedness, the Issuer shall use 75% of the proceeds thereof to repay Credit Facility Indebtedness.

SECTION 4.04. Limitation on Restricted Payments.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment, if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i) a Default shall have occurred and be continuing (or would result therefrom);

(ii) the Issuer is not entitled to Incur an additional $1.00 of Coverage Indebtedness pursuant to Section 4.03(a); or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Escrow Release Date (other than those set forth in Section 4.04(b)(i), (b)(ii), (b)(v), (b)(vi), (b)(vii), (b)(ix), (b)(xi), (b)(xiii), (b)(xiv), (b)(xv) and (b)(xvi)) would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter following the fiscal quarter in which the Escrow Release Date occurs to the end of the most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by the Issuer either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Escrow Release Date (other than any such issuance or sale to a Restricted Subsidiary) or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Escrow Release Date, but excluding in each case any Excluded Contribution; plus

(C) the amount by which the principal amount of Indebtedness of the Issuer or any Restricted Subsidiary (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Escrow Release Date of any Indebtedness of the Issuer or any Restricted Subsidiary convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Issuer or any Restricted Subsidiary after the Escrow Release Date from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Issuer or to an employee stock ownership plan or a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Issuer or any Restricted Subsidiary subsequent to the Escrow Release Date with respect to Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary subsequent to the Escrow Release Date in any Person (other than the Issuer or any Restricted Subsidiary) and resulting from repurchases, repayments or redemptions of, or dividends or distributions on, such Investments by such Person, or proceeds realized on the sale of all or part of such Investment, and (y) in the event that the Issuer redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (other than to the extent the Issuer’s Investment in such Unrestricted Subsidiary constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made after the Escrow Release Date (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) (A) any Restricted Payment described in clause (a), (b) or (c) of the definition thereof made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for or conversion into, Qualified Capital Stock of the Issuer or a substantially concurrent cash capital contribution received by the Issuer from its shareholders with respect to its Qualified Capital Stock, in each case other than Excluded Contributions; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.04(a)(iii)(B) and (B) Restricted Payments in an aggregate amount not to exceed the aggregate amount of Excluded Contributions;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to Section 4.03, so long as:

(A) the principal amount of such Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus related Financing Fees;

(B) such Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Obligations so purchased, repurchased, redeemed, defeased or acquired or retired for value;

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired; and

(D) such Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired;

(iii) the payment of any dividend, distribution or redemption of any Capital Stock or Subordinated Obligation within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by Section 4.04(a) (the declaration of such payment shall be deemed a Restricted Payment under Section 4.04(a) as of the date of declaration and the payment itself shall be deemed to have been paid on such date of declaration and shall not also be deemed a Restricted Payment under Section 4.04(a)) provided, however, that any Restricted Payment made in reliance on this Section 4.04(b)(iii) shall reduce the amount available for Restricted Payments pursuant to Section 4.04(a)(iii) only once;

(iv) so long as no Event of Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement (and the declaration and payment of distributions by the Issuer the proceeds of which are used for the purchase, redemption or other acquisition or retirement and for the payment of withholding or similar tax payments that are expected to be payable in connection therewith) for value of shares of Capital Stock of the Issuer or any of its Subsidiaries (or any options or warrants or stock appreciation rights issued with respect to any of such Capital Stock) held by any officers, former officers, managers, former managers, employees, former employees, directors, former directors, consultants or former consultants of the Issuer or any of its Subsidiaries (or permitted transferees of such officers, former officers, managers, former managers, employees, former employees, directors, former directors, consultants or former consultants, including, without limitations, their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees), pursuant to any management equity plan, employee stock option plan, stock subscription plan, employment termination agreement or any other management or employee benefit plan or any other management or employment agreement or equity holders’ agreement; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $50 million in the aggregate for any fiscal year; provided further that the Issuer may carry over and make in the next two (2) fiscal years, in addition to the amounts permitted for such fiscal year, the amount of such purchases, redemptions or other acquisitions or retirements permitted to have been made but not made in the preceding fiscal years plus:

(A) the amount of any bona fide cash bonuses otherwise payable to officers, employees, directors, or consultants of the Issuer or any Subsidiary that are foregone in return for the receipt of Capital Stock, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward and used in the subsequent two (2) fiscal years; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Escrow Release Date; and

(C) the cancellation of Indebtedness owing to the Issuer or any of its Subsidiaries from any future, present or former officers, employees, directors or consultants of the Issuer or in connection with a repurchase of Capital Stock of the Issuer or any of its Subsidiaries;

(v) the declaration and payments of dividends or distributions on Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary issued pursuant to Section 4.03;

(vi) repurchases of Capital Stock deemed to occur (A) upon exercise of stock options, warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or similar rights or (B) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer;

(viii) in the event of a Change of Control or Asset Disposition, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or any Guarantor, in each case, at a purchase price not greater than 101% in the event of a Change of Control, or 100% in the event of an Asset Disposition, of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer, as a result of such Change of Control, or an Asset Disposition Offer, as a result of such Asset Disposition, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Disposition Offer, as applicable;

(ix) Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this Section 4.04(b)(ix), does not exceed $115 million; provided, however, that no Event of Default has occurred and is continuing or would otherwise result therefrom;

(x) the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the Incurrence of any Indebtedness permitted to be Incurred pursuant to Section 4.03 to finance such payment), the Issuer’s Consolidated Leverage Ratio would not exceed 2.00 to 1.0; provided, however, that no Event of Default has occurred and is continuing or would otherwise result therefrom;

(xi) payments and prepayments of intercompany subordinated Permitted Indebtedness, the Incurrence of which was permitted under Section 4.03(b)(ii);

(xii) the declaration and payment of any dividend in respect of the Capital Stock of the Issuer or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock of the Issuer held by any Person, in an amount not to exceed $625 million in the aggregate for any fiscal year;

(xiii) repurchases of the Issuer’s common Capital Stock in an aggregate amount not to exceed $60 million;

(xiv) any Restricted Payment used to fund the Transactions, the Intercompany Transactions and the related transactions and the Financing Fees Incurred in connection therewith and any Restricted Payments in connection with the repurchase of the Convertible Notes and any warrants or similar rights related thereto or owed by the Issuer or any direct or indirect parent of the Issuer or the Restricted Subsidiaries to Affiliates, and any other payments made in connection with the consummation of the Transactions, the Intercompany Transactions and the related transactions, whether payable on the Issue Date or the Escrow Release Date or thereafter, in each case to the extent permitted by Section 4.07 (other than clause (b)(ii) thereof);

(xv) any Restricted Payment made under the Merger Agreement and the other agreements related thereto as in effect on the Issue Date or the Escrow Release Date, as applicable, together with such amendments, modifications and waivers that are (A) not materially adverse to the Holders in their capacities as such, as determined in good faith by the Issuer or (B) consented to by the Holders of a majority in principal amount of the Notes outstanding;

(xvi) to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Issuer or its Restricted Subsidiaries under Section 4.07(b)(v), (ix), (xi) and (xv);

(xvii) so long as no Event of Default has occurred and is continuing, the declaration and payment of dividends on the Issuer’s common Capital Stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common Capital Stock), of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any offering of Qualified Capital Stock, occurring after the Issue Date other than public offerings with respect to the Issuer’s common Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution; and

(xviii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value.

(c) For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of one or more of clauses (b)(i) through (b)(xviii) above or the definition of “Permitted Investments”, the Issuer, in its sole discretion, will classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between one or more of such clauses (b)(i) through (b)(xviii) and/or such clauses of the definition of “Permitted Investments” in a manner that complies with this Section 4.04.

SECTION 4.05. Limitation on Restrictions on Distributions from Restricted Subsidiaries. On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (b) make any loans or advances to the Issuer or any Restricted Subsidiary or (c) transfer any of its property or assets to the Issuer or any Restricted Subsidiary, except:

(i) with respect to clauses (a), (b) and (c):

(A) any encumbrance or restriction pursuant to (i) an agreement in effect at or entered into on the Escrow Release Date (including the Credit Agreement in effect on the Escrow Release Date, the Additional Bridge Facility in effect on the Escrow Release Date, the 2023 Notes and the related guarantees, the 2023 Notes Indenture, this Indenture, the Notes and the Subsidiary Guarantees and, in each case, any related documentation (including any collateral or security documents or intercreditor agreement) and Hedging Obligations) or similar encumbrances or restrictions contained in any future Credit Facilities or Hedging Obligations of or guaranteed by the Issuer and (ii) any exchange notes and related exchange guarantees to be issued in exchange for the Initial Notes and the Subsidiary Guarantees pursuant to the Registration Rights Agreement and similar restrictions contained in the documentation entered into in connection with any future debt securities issued or guaranteed by the Issuer;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any contractual obligation binding on such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than contractual obligations as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Sections 4.05(i)(A) or (B) or this clause (C) or contained in any amendment to an agreement referred to in Section 4.05(i)(A) or (B) or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Issuer or any Restricted Subsidiary (as reasonably determined by the Issuer in good faith) than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to (i) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary or (ii) a business unit, division, product line or line of business or other assets in a transaction permitted under Section 4.06, in each case pending the closing of such sale or disposition;

(E) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(F) provisions contained in any approval, license or permit with a regulatory authority, in each case entered into in the ordinary course of business;

(G) restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies, and customary provisions in leases, subleases, licenses, sublicenses, service agreements, product sales, asset sale agreements and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business;

(H) any encumbrance or restriction with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of this Indenture;

(I) provisions contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(J) provisions in agreements or instruments which prohibits the payment or making of dividends or other distributions other than on a pro rata basis;

(K) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business and any provisions in joint venture agreements in effect at or entered into on the Escrow Release Date;

(L) any encumbrance or restriction contained in the terms of any agreement under which Indebtedness is permitted to be Incurred after the Escrow Release Date pursuant to Section 4.03 if (x) the Issuer reasonably determines in good faith at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction shall not materially affect the Issuer’s ability to make principal or interest payments on the Notes and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings or agreements (as reasonably determined by the Issuer in good faith);

(M) any encumbrance or restriction of a Receivables Financing Subsidiary effected in connection with a Permitted Receivables Financing; provided, however, that such restrictions apply only to such Receivables Financing Subsidiary;

(N) any agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be Incurred or issued pursuant to Section 4.03 entered into after the Issue Date or the Escrow Release Date so long as such encumbrances and restrictions included therein are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (x) encumbrances or restrictions contained in this Indenture or the Credit Agreement as of the Escrow Release Date, or (y) encumbrances or restrictions that were in effect on the Escrow Release Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or the Escrow Release Date in the good faith judgment of the senior management of the Issuer at the time such encumbrances or restrictions are agreed to; and

(O) any encumbrances or restrictions of the type referred to in clauses (a) through (c) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) of this Section 4.05(i); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing,

(ii) with respect to clause (c) only:

(A) any encumbrance or restriction consisting of customary provisions in leases and other agreements to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(C) any encumbrance or restriction contained in any Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.03 and 4.13 if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(D) any encumbrance or restriction contained in any agreement relating to Purchase Money Indebtedness permitted by Section 4.03 if such restrictions or conditions apply only to the assets securing such Indebtedness; and

(E) any encumbrance or restriction consisting of customary provisions restricting assignment of, or the creation of any Lien over, any agreement entered into in the ordinary course of business.

(iii) For purposes of determining compliance with this Section 4.05, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (y) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06. Limitation on Sales of Assets and Subsidiary Stock.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition; and

(ii) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments.

Within 365 days after the receipt of any Net Available Cash from such Asset Disposition, the Issuer or the applicable Restricted Subsidiary, as the case may be, shall apply such Net Available Cash:

(A) to reduce Obligations with respect to Credit Facility Indebtedness and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(B) to reduce Obligations under Indebtedness (other than Subordinated Obligations) that is secured by a Lien (including Obligations under the 2023 Notes Indenture), which Lien is permitted by this Indenture and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(C) to reduce Obligations under any other Senior Indebtedness of the Issuer or a Guarantor; provided, however, that to the extent the Issuer or such Guarantor repays any such other Senior Indebtedness, the Issuer shall equally and ratably reduce the principal amount of the Notes outstanding through open-market purchases or through redemption, or shall offer (in accordance with the procedures set forth in Section 4.06(b) and (c)) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, in an aggregate principal amount which, if the offer were accepted, would result in such reduction (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(D) to reduce Obligations under any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(E) to acquire Additional Assets; or

(F) to make capital expenditures that are used or useful in a Related Business or that replace the businesses, properties and/or assets that are the subject of such Asset Disposition;

in the case of clause (A), (B), (C) and (D), other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that, a binding commitment to apply any Net Available Cash for purposes specified in clauses (E) or (F) above entered into in good faith by the Issuer or a Restricted Subsidiary prior to the expiration of the relevant 365-day period will extend such period by an additional 180 days to the extent of the Net Available Cash covered thereby.

Notwithstanding the foregoing provisions of this Section 4.06(a), the Issuer and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 4.06 except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this Section 4.06 exceeds $50 million. Pending application of Net Available Cash pursuant to this Section 4.06, such Net Available Cash may be utilized for general corporate purposes, including repayment of revolving credit borrowings.

(b) Any Net Available Cash that is not applied or invested as provided in Section 4.06(a) shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Issuer shall make an offer (an “Asset Disposition Offer”) to all Holders (with a copy to the Trustee) and, at the Issuer’s election, to holders of other Senior Indebtedness to purchase or redeem the maximum principal amount of Notes and such other Senior Indebtedness that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Disposition Offer shall be equal to 100% of the principal amount of the Notes and/or any such Senior Indebtedness plus accrued and unpaid interest to the date of purchase, and shall be payable in cash in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture or the agreements governing the other Senior Indebtedness. If the aggregate purchase price of Indebtedness tendered exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the trustee or agent for the other Senior Indebtedness shall select such other Senior Indebtedness to be purchased on a pro rata basis, but in round denominations, which, in the case of the Notes, shall be denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero and, so long as all such Notes and such other Senior Indebtedness validly tendered and not withdrawn pursuant to such offer are purchased by the Issuer in compliance with this Section 4.06, any excess of the offer amount over the amount applied to purchase Notes (and such other Senior Indebtedness) pursuant to such offer may be applied by the Issuer for any purpose not prohibited by this Indenture. The Issuer may satisfy its obligations under this Section 4.06 with respect to any Net Available Cash by making an Asset Disposition Offer with respect to such Net Available Cash prior to the expiration of the relevant 365 days (or extended period provided above) or with respect to Excess Proceeds of $50 million or less, including by making an offer to purchase Notes pursuant to clause (C) of the second paragraph of Section 4.06(a).

(c) (i) Promptly after the Issuer becomes obligated to make an Asset Disposition Offer, the Issuer shall be obligated to deliver to the Trustee and send, by first-class mail or electronically to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Issuer either in whole or in part (subject to prorating as described in 4.06(b) in the event the Asset Disposition Offer is oversubscribed) in denominations of $2,000 of principal amount or any whole integral multiple of $1,000 in excess thereof, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”) and shall contain all instructions and materials necessary to tender Notes pursuant to the Asset Disposition Offer, together with the address referred to in clause (iii) below.

(ii) Not later than the date upon which written notice of an Asset Disposition Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officers’ Certificate as to (A) the amount of the Asset Disposition Offer (the “Offer Amount”), including information as to any other Senior Indebtedness included in the Asset Disposition Offer, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Asset Disposition Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.06(a). Upon the expiration of the period for which the Asset Disposition Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer.

(iii) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the Purchase Date, a telex, facsimile or electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes included in the Asset Disposition Offer surrendered by holders thereof exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased), or in the case of Global Notes, in accordance with the applicable procedures of the Depositary. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

(iv) On the purchase date, all Notes purchased by the Issuer under this Section 4.06 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

(d) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.06. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.06, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue of its compliance with such securities laws or regulations.

(e) For the purposes of this Section 4.06, the following are deemed to be cash or Temporary Cash Investments:

(i) the assumption or discharge of Indebtedness of the Issuer or any Restricted Subsidiary (other than Subordinated Obligations or Obligations in respect of Disqualified Stock of the Issuer or Preferred Stock of a Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(ii) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and Subordinated Obligations) that are assumed by the transferee of shares of Capital Stock, property or other assets in the Asset Disposition or that are otherwise cancelled or terminated in connection with the transaction with such transferee, in each case pursuant to a customary agreement that releases the Issuer or such Restricted Subsidiary from any and all liability therefor;

(iii) any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Temporary Cash Investments (to the extent of the Temporary Cash Investments received) within 180 days after the date of the applicable Asset Disposition, to the extent of the cash received in that conversion; and

(iv) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that is at that time outstanding, does not exceed the greater of (x) $90 million and (y) 0.30% of Total Assets (determined as of the end of the most recent fiscal quarter for which internal financial statements are available) at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

SECTION 4.07. Limitation on Affiliate Transactions.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $35 million unless:

(i) the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(ii) if such Affiliate Transaction involves an amount in excess of $75 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the Board of Directors of the Issuer have determined in good faith that the criteria set forth in Section 4.07(a)(i) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors and as set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.07(a)(i).

(b) The provisions of Section 4.07(a) shall not prohibit:

(i) any transaction between or among the Issuer or any of its Restricted Subsidiaries;

(ii) any Permitted Investment or any Restricted Payment permitted to be made pursuant to Section 4.04 (other than clause (b)(xiv) thereof);

(iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of capital stock pursuant to put/call rights or similar rights with current or former employees, officers or directors or incentive plans and other compensation arrangements) and payments or loans (or cancellation of loans) to directors, managers, officers, employees and consultants of the Issuer and its Restricted Subsidiaries, the proceeds of which are used solely to purchase Capital Stock (other than Disqualified Stock) of the Issuer, in each case in the ordinary course of business;

(iv) loans or advances and the payment of customary fees and reasonable out-of-pocket costs to directors, managers, officers, employees and consultants of the Issuer and its Restricted Subsidiaries, in the ordinary course of business and on customary terms;

(v) any employment, severance, consulting, service or termination agreement or reasonable and customary indemnification agreement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (and payments made pursuant thereto), and the payment of reasonable fees and expenses, and the provision of customary indemnities, to directors, managers, officers, employees or consultants of the Issuer or any of its Restricted Subsidiaries in their capacities as such;

(vi) payments to or from, and any transactions (including, without limitation, any cash management activities related thereto) with, (x) Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Toshiba Corporation (or one of its Affiliates) or (y) other joint ventures in the ordinary course of business with any other Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(vii) any other transaction with a joint venture partner in the ordinary course of business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that, in the reasonable, good faith determination of the members of the Board of Directors or senior management of the Issuer, such transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have reasonably been obtained at the time of such transaction in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(viii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer, including any transaction under a subscription agreement, registration rights agreement, shareholders’ agreement or similar agreement entered into in connection therewith on customary terms as the Issuer reasonably determines in good faith;

(ix) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(x) payments and transactions effected pursuant to any binding agreement or commitment or executed agreement (x) as in effect on the Issue Date and on the Escrow Release Date, (y) to be in effect on the Escrow Release Date and as described in the Offering Memorandum and (z) of SanDisk Corporation and its subsidiaries as in effect on the Escrow Release Date, and any amendment, modification or replacement of any such agreement (so long as such amendments, modifications or replacements are not adverse, taken as a whole, to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date and on the Escrow Release Date or as to be in effect on the Escrow Release Date and described in the Offering Memorandum or of SanDisk Corporation and its subsidiaries as in effect on the Escrow Release Date);

(xi) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions;

(xii) any transaction in which the Issuer delivers to the Trustee a written opinion from an Independent Qualified Party to the effect that such transaction is fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries;

(xiii) the execution of the Transactions, the Intercompany Transactions and the related transactions and the payment of all fees, expenses, bonuses and awards related to the Transactions;

(xiv) any transaction in connection with a Permitted Receivables Financing; and

(xv) transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer, any Restricted Subsidiary or any direct or indirect parent of the Issuer; provided, however, that such Person abstains from voting as a director of the Issuer, such Restricted Subsidiary or such direct or indirect parent of the Issuer.

SECTION 4.08. Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.08(b).

(b) Within 30 days following any Change of Control (or 30 days following the Escrow Release Date in the event of a Change of Control occurring prior thereto) (unless the Issuer has previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under Section 8 of the Initial Notes or Section 6 of the Exchange Notes, as applicable), the Issuer shall send electronically or mail by first-class mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, if any, on the relevant interest payment date);

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(iv) the instructions, as determined by the Issuer, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Issuer receives not later than one Business Day prior to the purchase date a telex, facsimile or electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuer under this Section 4.08 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

(e) Notwithstanding the foregoing provisions of this Section 4.08, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. In the event that the Change of Control has not occurred as of the purchase date for the Change of Control Offer specified in the notice therefor (or amendment thereto), the Issuer (or third party offeror) may, in its discretion, rescind such notice or amend it to specify another purchase date.

(g) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue of its compliance with such securities laws or regulations.

SECTION 4.09. Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, an Officers’ Certificate complying with Section 314(a)(4) of the TIA stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.10. [Reserved].

SECTION 4.11. Future Guarantors.

(a) Upon the consummation of the Acquisition, the Issuer shall cause the SD Guarantor to (i) execute and deliver to the Trustee a supplemental indenture, pursuant to which the SD Guarantor shall Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture, and (ii) deliver to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture complies with the requirements of this Section 4.11 and has been duly authorized, executed and delivered by the SD Guarantor and constitutes a legal, valid, binding and enforceable obligation of the SD Guarantor.

(b) The Issuer shall not cause or permit (a) any of its Wholly Owned Subsidiaries to Guarantee any Credit Facility Indebtedness or capital markets debt securities of the Issuer or any Guarantor or (b) any of its Restricted Subsidiaries (other than a Foreign Subsidiary or a CFC Holdco) to Incur (other than any Guarantee) Credit Facility Indebtedness or capital markets debt securities (for the avoidance of doubt, other than the Convertible

Notes), in each case, unless such Subsidiary is a Guarantor or within 30 days thereof executes and delivers to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors and delivers to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such Guarantee Agreement has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Restricted Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Restricted Subsidiary shall not be required to comply with the 30-day period described in this Section 4.11.

SECTION 4.12. Intercompany Transactions. Notwithstanding anything to the contrary in this Indenture, the Intercompany Transactions and any transactions that are related to the Intercompany Transactions, including, but not limited to, the restructuring of certain Subsidiaries of the Issuer and subsequent steps to consolidate duplicative Subsidiaries in various countries, eliminate dormant or unnecessary entities and rationalize and integrate the supply chains, operations and workforces, are expressly permitted hereunder.

SECTION 4.13. Limitation on Liens.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes or the relevant Subsidiary Guarantee, as the case may be, shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. For the avoidance of doubt, for the purposes of determining whether any Initial Lien is a Permitted Lien following a Suspension Period, any Incurrence of Liens securing Indebtedness shall be tested as though Section 4.03 was in effect at such time.

(b) Any such Lien thereby created in favor of the Notes or any Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, (ii) in the case of such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of this Indenture or (iii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Initial Lien.

(c) The expansion of Liens by virtue of the accrual of interest, the accretion or amortization of original issue discount (excluding accretion or amortization that is expressly provided for in the agreement providing for the applicable Indebtedness that is a zero coupon or other discount instrument) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of the property securing the applicable Indebtedness will not be deemed to be an Incurrence of Liens for purposes of this Section 4.13.

(d) For purposes of determining compliance with this Section 4.13, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a) above, but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a) above, the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.13 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a) above and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to clause (a) above.

SECTION 4.14. [Reserved].

SECTION 4.15. Suspension of Certain Covenants.

(a) During any period of time that: (1) the Notes have an Investment Grade Rating from at least two Rating Agencies, and (2) no Default or Event of Default has occurred and is continuing under this Indenture, the Issuer and its Restricted Subsidiaries will not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and 5.01(a)(iii) (collectively, the “Suspended Covenants”).

(b) In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 4.15(a) and, subsequently, two of the Rating Agencies rate the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing (the date of such ratings withdrawal or downgrade or the occurrence of such Default or Event of Default, the “Reversion Date”), then the Issuer and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default; provided that there shall not be deemed to have occurred a Default or Event of Default with respect to any covenant during the time (the “Suspension Period”) that the Issuer and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 shall be made as though Section 4.04 had been in effect since the Escrow Release Date and prior to, but not during, the Suspension Period; provided that any dividend or distribution declared during the three-month period prior to any Reversion Date shall be treated as though Section 4.04 had been in effect on such date. Accordingly, other than as set forth in the immediately preceding proviso, Restricted Payments made during the Suspension Period shall not reduce the amount available to be made as Restricted Payments under Section 4.04(a). The Issuer shall give the Trustee written notice of any such suspension of covenants and in any event not later than five Business Days after such suspension has occurred. In the absence of such notice, the Trustee shall assume that the Suspended Covenants are in full force and effect. The Trustee has no duty to monitor the rating of the Notes or to notify Holders of the occurrence of any Suspension Period or Reversion Date.

(c) Solely for the purpose of determining the amount of Permitted Liens under the Section 4.13 during any Suspension Period and without limiting the Issuer’s or any Restricted Subsidiary’s ability to Incur Indebtedness during any Suspension Period, to the extent that calculations in Section 4.13 refer to Section 4.03, such calculations shall be made as though Section 4.03 remains in effect during the Suspension Period. On the Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified to have been Incurred pursuant to clause (a) or one of the subclauses set forth in clause (b) of Section 4.03 (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be permitted to be Incurred pursuant to clause (a) or one of the subclauses set forth in clause (b) of Section 4.03, such Indebtedness shall be deemed to have been outstanding on the Escrow Release Date, so that it is classified as permitted under Section 4.04(b)(iv). For purposes of determining compliance with Section 4.06 on the Reversion Date, the Net Available Cash from all Asset Dispositions not applied in accordance with Section 4.06 shall be deemed to reset at zero. No Subsidiaries may be designated as Unrestricted Subsidiaries during any Suspension Period. The Issuer shall give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

SECTION 4.16. Escrow Agreement.

(a) Concurrently with the closing of the offering of the Notes on the Issue Date, the Issuer and the Trustee shall enter into the Escrow Agreement, pursuant to which the Issuer will deposit or cause to be deposited in a segregated escrow account with the Escrow Agent an amount equal to the gross proceeds of the offering of the Notes sold on the Issue Date (collectively, with any other property from time to time held by the Escrow Agent for the benefit of the Trustee and the Holders, the “Escrowed Property”).

(b) From the Issue Date until the Escrow Release Date, the Trustee shall, for the benefit of itself and the Holders, be granted an exclusive first-priority Lien on the Escrowed Property pursuant to Section 3 of the Escrow Agreement. Upon the Escrow Release Date, such Lien of the Trustee on the Escrowed Property shall be extinguished.

(c) The Issuer shall be entitled to direct the Escrow Agent to release the Escrowed Property only upon satisfaction of the conditions set forth in the form of Officers’ Certificate included as Exhibit B to the Escrow Agreement, which shall be certified in writing by the Issuer in each such Officers’ Certificate delivered to the Trustee and the Escrow Agent with the release of any Escrowed Property.

(d) By acceptance of the Notes, the Holders authorize and direct the Trustee to enter into and perform its obligations under the Escrow Agreement.

ARTICLE V

Successor Company

SECTION 5.01. When Issuer May Merge or Transfer Assets.

(a) The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets determined on a consolidated basis to, any Person, unless:

(i) either (A) the Issuer shall be the surviving corporation or (B) the resulting, surviving or transferee Person (in each of clauses (A) or (B), the “Successor Company”) shall (1) be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (provided that, if the Successor Company is a limited liability company, then there shall be a Restricted Subsidiary of such Person which shall be a corporation organized in the jurisdictions permitted by this clause (1) and a co-obligor of the Notes) and (2) expressly assume, by an indenture supplemental thereto, and such other necessary agreements, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes, this Indenture and the Registration Rights Agreement;

(ii) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii) immediately after giving pro forma effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Coverage Indebtedness pursuant to Section 4.03(a) or (y) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(iv) if the Issuer is not the surviving corporation, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture and such other necessary agreements (if any) comply with this Indenture;

provided, however, that (A) the foregoing shall not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more Guarantors and (B) clause (iii) shall not be applicable to the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer, subject to the last proviso in the first paragraph of this Section 5.01(a).

The Successor Company shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Registration Rights Agreement, and the predecessor Issuer, except in the case of a lease, shall be released from all of its obligations under this Indenture, the Notes and the Registration Rights Agreement.

For all purposes of this Indenture, Subsidiaries of any Successor Company shall, upon any transaction subject to this Section 5.01, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture, and all Indebtedness and Liens of the Successor Company and its Subsidiaries that were not Indebtedness or Liens on property or assets, as the case may be, of the Issuer and its Subsidiaries immediately prior to such transaction shall be deemed to have been Incurred upon such transaction.

(b) The Issuer shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(i) except in the case of a Guarantor (x) all or substantially all of which has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition or issuance of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement and such other necessary agreements, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee and the Registration Rights Agreement;

(ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(iii) the successor Person (if other than such Guarantor) delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with this Indenture;

provided, however, that this Section 5.01 shall not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or a Guarantor; provided, further, that a Guarantor’s Subsidiary Guarantee will be released concurrently with such transactions under Article X.

(c) Notwithstanding the foregoing, any Guarantor may:

(i) merge, amalgamate or consolidate with or into, wind up or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer;

(ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof; and

(iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

(d) Notwithstanding anything in this Indenture to the contrary, the Acquisition shall be permitted to occur on the Escrow Release Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.01. Events of Default . An “Event of Default” occurs if:

(a) a default in the payment of interest on the Notes when the same becomes due and payable, and such default continues for a period of 30 days;

(b) a default in the payment of the principal of (or premium, if any, on) any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required purchase, and upon declaration of acceleration or otherwise;

(c) the Issuer fails to comply with its obligations under Section 5.01;

(d) the Issuer fails to comply with any of its obligations in Section 4.02, and such default continues for a period of 90 days after the notice specified below;

(e) the Issuer or any Guarantor fails to comply with any of its other covenants or agreements contained in this Indenture (other than a default referred to in Section 6.01(a) through (d)), and such default continues for a period of 60 days after the notice specified below;

(f) Indebtedness of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of such Indebtedness unpaid or accelerated exceeds $225 million; provided that this clause (f) shall not apply to any Indebtedness represented by the Convertible Notes;

(g) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Issuer or any Significant Subsidiary or for all or substantially all of its property; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 consecutive days;

(i) any judgment or decree for the payment of money in excess of $225 million (other than any such judgment covered by insurance policies issued by reputable insurance companies (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefore has not been denied by the insurer) is entered against the Issuer, any Guarantor or any Significant Subsidiary, which judgment remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed;

(j) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee;

(k) the failure by the Issuer to pay or cause to be paid the Special Mandatory Redemption Price on the Special Mandatory Redemption Date, if any, described under Section 3.07; or

(l) any default under the Credit Agreement arising from the failure by the Issuer or any Guarantor to comply with the covenant in the Credit Agreement regarding the consummation of the Intercompany Transactions.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under Sections 6.01(c), (d) or (e) shall not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuer of the Default (simultaneously sending a copy of such notice to the Trustee, in the case of a notice sent by Holders) and the Issuer or the Guarantor, as applicable, does not cure such Default within the time specified after receipt of such notice. Such notice must be in writing, specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” Additionally, a default under Sections 6.01(d) or (e) for the failure to deliver any report within the time periods prescribed in Section 4.02 or to deliver any notice or certificate required by this Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

The Issuer shall deliver to the Trustee, within 30 days after an Officer obtaining knowledge of the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h) with respect to the Issuer, any domestic Significant Subsidiary or Western Digital International Ltd.) occurs and is continuing, the Trustee by written notice to the Issuer, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(g) or (h) with respect to the Issuer, any domestic Significant Subsidiary or Western Digital International Ltd. occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Notes by written notice to the Trustee may rescind any such acceleration with respect to the Notes and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note or (b) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. Subject to the express terms of this Indenture, the Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest not paid when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice stating that an Event of Default is continuing;

(ii) Holders of at least 30% in principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;

(iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(v) Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. In the event that the Definitive Notes are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Definitive Notes to such beneficial owner of its nominee, the Issuer expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Definitive Notes had been issued.

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer or a Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel and any other amounts due the Trustee under Section 7.07.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, and Applicable Premium (if any), ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest and Applicable Premium (if any), respectively; and

THIRD: to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

Trustee

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), 7.01(b) and 7.01(c).

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial or other liability or expense in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder, if it shall have reasonable grounds to believe that repayment of such funds or expense or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the TIA.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(g) The permissive rights of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the office of the Trustee specified in Section 11.2, and such notice references the Notes and this Indenture, describes such Default or Event of Default and states that such notice is a “notice of default.”

(i) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(k) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Paying Agent, Registrar co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Subsidiary Guarantee or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default occurs, is continuing and is actually known to the Trustee, the Trustee shall send electronically or mail to each Holder notice of the Default within 90 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee determines in good faith that withholding the notice is not opposed to the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders. As promptly as practicable after each September 15 beginning with September 15, 2016, and in any event prior to November 15 in each year, the Trustee shall send to each Holder a brief report dated as of such September 15 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its sending to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services as agreed by the Issuer and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally shall indemnify the Trustee and its officers, directors, employees and agents and hold them harmless against any and all loss, liability or expense (including reasonable attorneys’ fees) paid or incurred by or in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Issuer of any claim for which it may seek indemnity; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors, as applicable, shall pay the reasonable fees and expenses of such counsel; provided, however, that neither the Issuer nor any Guarantor shall be required to pay such fees and expenses if it assumes the Trustee’s defense and, in the Trustee’s reasonable judgment, there is no conflict of interest between the Issuer and the Guarantors, as applicable, and such parties in connection with such defense. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through its own willful misconduct, negligence or bad faith. Neither the Company nor any Guarantor shall be required to indemnify the Trustee with respect to any settlement made without the consent of the Company, which consent will not be unreasonably withheld.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(g) or (h) with respect to the Issuer, any domestic Significant Subsidiary or Western Digital International Ltd., the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2).

“Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08. Replacement of Trustee.

(a) The Trustee may resign in writing at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

SECTION 7.12. Escrow Agreement. The Trustee shall agree to the appointment of the Escrow Agent and shall enter into the Escrow Agreement. The Trustee is not responsible for the contents or sufficiency of the Escrow Agreement; and in entering into the Escrow Agreement, and with respect to all matters arising under the Escrow Agreement, the Trustee shall have the rights, protections, immunities and indemnities granted to it under this Indenture. Neither the Trustee nor any Holder (whether acting directly or by direction or demand to the Trustee) shall be entitled or permitted to give any direction to, or make any demand upon, the Escrow Agent that would be contrary to, or in conflict with, the provisions of the Escrow Agreement.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.01. Discharge of Liability on Notes; Defeasance.

(a) When (i) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid pursuant to Section 2.07 and Notes for whose payment money has theretofore been deposited in trust) have been cancelled or delivered to the Trustee for cancellation or (ii) all outstanding Notes (A) have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption or (B) will become due and payable within one year or are called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Issuer, and, in the case of clause (ii), the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption of all outstanding Notes, including interest thereon to maturity or such redemption date (and any intervening interest payment between the date of deposit and such maturity or redemption date) (other than Notes replaced or paid pursuant to Section 2.07) and Applicable Premium, if any, and if in either case the Issuer pays all other sums payable under this Indenture, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Section 8.01 to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuer.

(b) Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes, the Subsidiary Guarantees and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.10, 4.11, 4.12 and 4.13, the operation of Sections 6.01(f), 6.01(g), 6.01(h), 6.01(i) and 6.01(j) (but, in the case of Sections 6.01(g) and 6.01(h), other than with respect to the Issuer) and the limitations contained in Section 5.01 (other than clauses (a)(i) and (a)(iv) thereof) (“covenant defeasance option”).

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e), 6.01(g), 6.01(h) (in the cases of Sections 6.01(g) and 6.01(h), other than with respect to the Issuer), 6.02(i) or 6.02(j) or because of the failure of the Issuer to comply with Section 5.01 (other than clauses (a)(i) and (a)(iv) thereof). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor shall be released from all of its obligations with respect to its Subsidiary Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding Sections 8.01(a) and (b), the Issuer’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.02. Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which shall be sufficient, or a combination thereof sufficient, to pay the principal of, and premium (if any), and interest, on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Section 8.02 to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.01(g) or (h) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer and is not prohibited by Article X;

(v) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and legal defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;

(vi) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(vii) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.

Notwithstanding the foregoing, in the case of the legal defeasance option, an Opinion of Counsel required by this Section 8.02(a) need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

(b) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04. Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies and all liability of the Company as trustee thereof shall thereupon cease.

SECTION 8.05. Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantors’ obligations under this Indenture, each Guarantee and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.01. Without Consent of Holders.

(a) The Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes, without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under this Indenture, the Notes, a Subsidiary Guarantee or the Registration Rights Agreement, as applicable, in compliance with Section 5.01;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(iv) to add Guarantees with respect to the Notes, including any Subsidiary Guarantee (including, upon consummation of the Acquisition, the Guarantee of the SD Guarantor pursuant to Section 4.11(a)) or to secure the Notes;

(v) to add to the covenants or other obligations of the Issuer or any Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(vi) to make any change that would provide additional rights or benefits to the holders of Notes or that does not adversely affect the rights of any Holder in any material respect;

(vii) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(viii) to conform the text of this Indenture, the Notes or any Subsidiary Guarantee to any provision contained in the Offering Memorandum under the heading “Description of the Unsecured Notes” to the extent that such provision in the “Description of the Unsecured Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or such Subsidiary Guarantee;

(ix) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes except as required to conform to applicable securities laws;

(x) to evidence and provide for the acceptance and appointment of a successor trustee under this Indenture pursuant to the requirements thereof; or

(xi) to provide for the issuance of the Exchange Notes or Additional Notes in accordance with the terms of this Indenture.

SECTION 9.02. With Consent of Holders.

(a) The Issuer, the Guarantors and the Trustee may amend this Indenture, the Notes and/or the Escrow Agreement without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) change the provisions applicable to the redemption of any Note as described under Article 3 of this Indenture or in Section 5 of the Notes;

(v) make any Note payable in money other than that stated in the Note;

(vi) make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02;

(vii) make any change in the ranking or priority of any Notes that would adversely affect the Holders;

(viii) make any change in, or release other than in accordance with this Indenture, any Subsidiary Guarantee that would adversely affect the Holders;

(ix) release Escrowed Property in any manner or at any time other than as set forth in the Escrow Agreement; or

(x) make any change in Sections 3.07 or 4.16 of this Indenture or to the Escrow Agreement that is materially adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuer shall mail or send electronically to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Securities shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or Guarantee Agreement) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.04(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06. Trustee to Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that all conditions precedent in this Indenture relating to the execution and delivery of such amendment have been complied with.

SECTION 9.07. Payment for Consent. Neither the Issuer nor any Restricted Subsidiary of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE X

Subsidiary Guarantees

SECTION 10.01. Subsidiary Guarantees.

(a) Each Guarantor required to execute and deliver a supplemental indenture or Guarantee Agreement, as applicable, pursuant to Section 4.11 of this Indenture shall, upon execution and delivery of its supplemental indenture or Guarantee Agreement, as applicable, jointly and severally irrevocably and unconditionally guarantee, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of and interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) To the fullest extent permitted by applicable law, each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise, (ii) any extension or renewal of any thereof and (iii) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

(c) [Reserved].

(d) Each Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Section 8.01(b), 10.02 and 10.06 and to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the payment of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Each Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Issuer to the Holder and the Trustee.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of any Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02. Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03. Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Release of Guarantor. A Guarantor shall be released from its obligations under this Article X (other than any obligation that may have arisen under Section 10.07) upon:

(a) (i) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(ii) the release of such Guarantor from its guarantee of Indebtedness under the Credit Agreement (other than a release by or as a result of the payment of such Indebtedness), so long as such Guarantor would not then otherwise be required to guarantee the Notes pursuant to Section 4.11;

(iii) the sale, issuance or other disposition of Capital Stock of such Guarantor (including by way of merger or consolidation) such that it is no longer a Restricted Subsidiary or the sale of all or substantially all of its assets) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, so long as the sale or other disposition does not violate any provision of Section 4.06 or Section 5.01 required to be performed at the time of such transaction;

(iv) the release or discharge of the Indebtedness (other than the Credit Agreement) that would have required such Guarantor to enter into a Guarantee Agreement pursuant to Section 4.11, other than a release or discharge in connection with enforcement;

(v) the Issuer exercising its legal defeasance option or its covenant defeasance option or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(vi) in connection with the dissolution or liquidation of such Guarantor; or

(vii) in the case of the SD Guarantor, automatically immediately prior to the commencement of the Intercompany Transactions; and

(b) other than in the case of Section 10.06(a)(vii), such Guarantor delivering to the Trustee an Officers’ Certificate stating that all conditions provided for in this Indenture relating to such release have been complied with. In the case of Section 10.06(a)(vii), the Issuer shall notify the Trustee in writing upon the occurrence of the Intercompany Transactions.

At the request of the Issuer, the Trustee shall execute and deliver an instrument reasonably requested by the Issuer evidencing such release (in the form provided by the Issuer).

If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be transferred, sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not the Issuer or a Guarantor then the Guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Person effective as of the time of such transfer, sale, disposal or occurrence.

SECTION 10.07. Execution of Guarantee Agreement for Future Guarantors. Each Subsidiary that is required to become a Guarantor pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary shall become a Guarantor under this Article X and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such Guarantee Agreement, the Issuer shall deliver to the Trustee an Officers’ Certificate to the effect that such Guarantee Agreement complies with the requirements of Section 4.11, has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Subsidiary Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

SECTION 10.08. Non-Impairment. The failure to endorse a Subsidiary Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 10.09. Contribution. Each Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE XI

Miscellaneous

SECTION 11.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in person, or by recognized overnight courier guaranteeing next-day delivery, or mailed by first-class mail, sent by electronic mail in pdf format, delivered by commercial courier service, addressed as follows:

if to the Issuer or any Guarantor:

Western Digital Corporation

Attention: Michael Ray

3355 Michelson Drive, Suite 100

Irvine, CA 92612

Facsimile No.: (949) 672-6604

if to the Trustee:

U.S. Bank National Association

Attention: Corporate Trust Services

633 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Facsimile No.: 213-615-6197

Reference: P. Oswald (Western Digital Corporation Senior Unsecured Notes due 2024)

The Issuer, any Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer, the Guarantors or the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be sent electronically or mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed in this Indenture, if any.

Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 11.03. Communication by Holders with Other Holders. Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (except for authentication of the Notes by the Trustee on the Issue Date, which shall not require an Opinion of Counsel), the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to Section 4.09 or Trust Indenture Act Section 314(a)(4)) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate or certificates of public officers as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.08. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.09. Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.10. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Subsidiary Guarantee or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

SECTION 11.11. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 11.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this Indenture and shall not modify or restrict any of the terms or provisions of this Indenture.

SECTION 11.14. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.15. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

WESTERN DIGITAL CORPORATION

By:	/s/ Olivier Leonetti
Name: Olivier Leonetti Title: Chief Financial Officer

HGST, Inc. WD MEDIA, LLC WESTERN DIGITAL (FREMONT), LLC WESTERN DIGITAL TECHNOLOGIES, INC as Guarantors

By:	/s/ Michael Ray

Name: Michael Ray

Title:   Secretary of HGST, Inc.

            Secretary of WD Media, LLC

            Vice President and Secretary of

              Western Digital (Fremont), LLC

            Executive Vice President, Chief

              Legal Officer and Secretary of

              Western Digital Technologies, Inc.

[Western Digital - Signature Page to Indenture (Unsecured)]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name: Paula Oswald Title: Vice President

[Western Digital - Signature Page to Indenture (Unsecured)]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND EXCHANGE NOTES

1. Definitions

1.1 Definitions

Capitalized terms used in this Appendix A and not otherwise defined shall have the meanings provided in this Indenture. For the purposes of this Appendix A and this Indenture as a whole, the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Note” means a certificated Initial Note or Exchange Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Exchange Notes” means (a) the 10.500% Senior Unsecured Notes due 2024 issued pursuant to this Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement and (b) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Notes” means the Initial Notes and the Exchange Notes, treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

“Purchase Agreement” means the Purchase Agreement dated March 30, 2016, among the Issuer, the Initial Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule A thereto.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means an offer by the Issuer, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for their Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means (a) with respect to the Original Notes issued on the Issue Date, the Registration Rights Agreement dated the Issue Date, among the Issuer, the Initial Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer and the Persons purchasing such Additional Notes under a related purchase agreement.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date with respect to such Notes.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) herein.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means a shelf registration statement filed by the Issuer in connection with the offer and sale of Initial Notes pursuant to a Registration Rights Agreement.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

1.2	Other Definitions

Term:	Defined in Section:
“Agent Members”	2.1	(c)
“Global Note”	2.1	(b)
“Regulation S Global Note”	2.1	(b)
“Rule 144A Global Note”	2.1	(b)

2. The Notes

2.1 Form and Dating

(a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer pursuant to the Purchase Agreement and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A, and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes,” provided, that the term “Global Note” when used in Sections 2.1(c), 2.3(g)(i), 2.3(h)(i) and 2.4 shall also include any Note in global form issued in connection with a Registered Exchange Offer. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee and on the schedules thereto as hereinafter provided.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Issuer signed by two Officers, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Sections 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

2.2 Authentication. The Trustee shall authenticate and deliver (a) on the Issue Date, an aggregate principal amount of $3,350,000,000, 10.500% Senior Unsecured Notes due 2024, (b) subject to the terms of this Indenture (including Section 4.03 hereof), any Additional Notes for an original issuance specified in the Issuer Order pursuant to Section 2.02 of this Indenture and (c) the Exchange Notes for issue only in a Registered Exchange Offer pursuant to a Registration Right Agreement and for a like principal amount of Initial Notes exchanged pursuant thereto. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Exchange Notes and, in the case of any issuance of Additional Notes pursuant to Section 2.13 of this Indenture, shall certify that such issuance is in compliance with Section 4.03 of this Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in reliance upon an exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (y) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to the Issuer, (2) to the Registrar for registration in the name of a Holder, without transfer, (3) pursuant to an effective registration statement under the Securities Act, (4) to a QIB in accordance with Rule 144A, (5) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, (6) pursuant to an exemption from registration pursuant to Rule 144 under the Securities Act, or (7) pursuant to another available exemption from registration under the Securities Act; and

(ii) written instructions directing the Trustee to make, or to direct the Registrar to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(d) Restrictions on Transfer of Regulation S Global Note.

(i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.

(ii) Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE SECURITY EVIDENCED HEREBY. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (2) NOT A U.S. PERSON AND IS OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2)(i) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT.”

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii) After a transfer of any Initial Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to the Restricted Notes Legend on such Initial Notes shall cease to apply and the requirements that any such Initial Notes be issued in global form shall continue to apply.

(iv) Upon the consummation of a Registered Exchange Offer with respect to the Original or Additional Notes pursuant to which Holders of such Original or Additional Notes are offered Exchange Notes in exchange for their Original or Additional Notes, all requirements pertaining to Original or Additional Notes that Original or Additional Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Original or Additional Notes in such Registered Exchange Offer.

(v) Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(vi) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or cancelled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and cancelled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute, and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.07, 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates, opinions and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 or issued in connection with a Registered Exchange Offer shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and, in either case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such event, or (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and whole multiples of $1,000 thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION

EXHIBIT A-1

PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE SECURITY EVIDENCED HEREBY. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (2) NOT A U.S. PERSON AND IS OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2)(i) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT.

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

EXHIBIT A-2

No.	$

10.500% Senior Unsecured Notes due 2024

CUSIP No.

ISIN No.

Western Digital Corporation, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of             Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on April 1, 2024.

Interest Payment Dates: April 1 and October 1.

Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

WESTERN DIGITAL CORPORATION,

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

EXHIBIT A-3

[FORM OF REVERSE SIDE OF INITIAL NOTE]

10.500% Senior Unsecured Notes due 2024

1.	Interest

Western Digital Corporation, a Delaware corporation, and its successors and assigns under the Indenture (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest (“Additional Interest”) shall accrue on this Note at a rate of 0.25% per annum for the first 90 day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25% per annum with respect to each subsequent 90 day period, in each case until and including the date such Registration Default ends, up to a maximum increase of 1.00% per annum. The Issuer shall pay interest semiannually on April 1 and October 1 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 13, 2016, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. All references in this Note to interest on the Notes shall be deemed to include Additional Interest, if any.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest), at the office of the Paying Agent; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of April 13, 2016 (the “Indenture”), among Western Digital Corporation, the Initial Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. To the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

EXHIBIT A-4

The Notes are senior unsecured obligations of the Issuer. The Issuer shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur Indebtedness, make certain Investments and other Restricted Payments, enter into consensual restrictions on the payment of certain dividends and distributions by such Restricted Subsidiaries, make Asset Dispositions, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, engage in certain lines of business, create or incur Liens and enter into certain Sale/Leaseback Transactions. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its assets.

To guarantee the due and punctual payment of the principal of, and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Initial Guarantors will jointly and severally guarantee the Guaranteed Obligations on a senior unsecured basis pursuant to the terms of the Indenture.

5.	Optional Redemption

Except as set forth in the following paragraphs of this Section 5, the Notes shall not be redeemable at the option of the Issuer prior to April 1, 2019.

On or after April 1, 2019, the Issuer shall be entitled at its option on one or more occasions to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Year	Redemption Price
2019	107.875%
2020	105.250%
2021	102.625%
2022 and thereafter	100.000%

In addition, at any time prior to April 1, 2019, the Issuer may at its option on one or more occasions redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes), at a redemption price equal to 110.500% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds of one or more Qualified Equity Offerings; provided, however, that (a) after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and (b) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to April 1, 2019, the Issuer shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

6.	Special Mandatory Redemption

If (i) the Escrow Agent and the Trustee have not received the officers’ certificate pursuant to section 5(a) of the Escrow Agreement on or before the Deadline, or (ii) prior to the Deadline, the Merger Agreement is terminated or the Issuer notifies the Trustee and the Escrow Agent in writing or otherwise announces (with written

EXHIBIT A-5

confirmation to the Escrow Agent and the Trustee) that the Merger Agreement has been or will be terminated or that the Issuer has determined that the Acquisition will not otherwise be pursued, then the Issuer shall, on the third Business Day following the Deadline, the date of such notice or such longer period as required by DTC, as applicable (the “Special Mandatory Redemption Date”), be required to redeem the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100% of the initial issue price thereof, plus accrued and unpaid interest from the Issue Date to, but excluding, the redemption date (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Special Mandatory Redemption Price”).

Subject to the provisions of the Escrow Agreement, upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent shall liquidate all of the Escrowed Property then held by it, and the Issuer shall deposit with the Trustee an additional amount in cash sufficient, together with the Escrowed Property to pay the aggregate Special Mandatory Redemption Price no later than the last Business Day prior to the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Trustee for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes. After the Deadline or the date of the notice described in Section 3.07(a), as applicable, all interest earned on the Escrowed Property, all investments thereof, and all dividends, distributions and other payments or proceeds in respect thereof, and any other Escrowed Property that is not required to be applied towards the Special Mandatory Redemption shall, after payment of any amounts owed to the Escrow Agent and the Trustee, be paid to the Issuer upon the Issuer’s written request in accordance with the terms of the Escrow Agreement.

7.	Sinking Fund

The Notes are not subject to any sinking fund.

8.	Notice of Redemption

(a) Notice of any redemption pursuant to Section 5 above shall be sent electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address, except that redemption notices may be sent more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture. Notes in denominations of $2,000 or less may be redeemed in whole but not in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. If money sufficient to pay the redemption price of and accrued and unpaid interest and Applicable Premium, if any, on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

(b) Notice of the Special Mandatory Redemption pursuant to Section 6 above shall be mailed or sent electronically by the Issuer no later than the next Business Day following the Deadline or the date of the notice described in the first paragraph of Section 6 above, as applicable, to each Holder at its registered address, the Trustee and the Escrow Agent.

9.	Repurchase of Notes at the Option of Holders upon Change of Control and Asset Dispositions

Upon a Change of Control, any Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

EXHIBIT A-6

In accordance with Sections 4.06 and 4.08 of the Indenture, the Issuer shall be required to offer to purchase Notes upon the occurrence of certain events.

10.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

11.	Persons Deemed Owners

Except as provided in Section 2 hereof, the registered Holder of this Note may be treated as the owner of it for all purposes.

12.	Unclaimed Money

If money for the payment of principal, interest or Applicable Premium (if any) remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money to the Issuer upon its written request unless an applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

13.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

14.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes and the Escrow Agreement may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any default may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Escrow Agreement (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under the Indenture, the Notes, a Subsidiary Guarantee or the Registration Rights Agreement, as applicable, in compliance with Section 5.01 of the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended); (iv) to add Guarantees with respect to the Notes, including any Subsidiary Guarantee, or to secure the Notes; (v) to add to the covenants or other obligations of the Issuer or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor in the Indenture; (vi) to make any change that would provide additional rights or benefits to the holders of Notes or does not adversely affect the rights of any Holder in any material respect; (vii) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; (viii) to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision contained in the Offering Memorandum under the heading “Description of the Unsecured Notes” to the extent that such provision in the “Description of the Unsecured Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or such Subsidiary Guarantee, as applicable; (ix) to make any amendment to the

EXHIBIT A-7

provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes except as required to conform to applicable securities laws; (x) to evidence and provide for the acceptance and appointment of a successor trustee under the Indenture; or (xi) to provide for the issuance of the Exchange Notes or Additional Notes, in accordance with the terms of the Indenture.

15.	Defaults and Remedies

Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to Sections 5 or 6 of the Notes, upon acceleration or otherwise, or failure by the Issuer to redeem or purchase Notes when required; (c) failure by the Issuer or any Guarantor to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer if the amount accelerated (or so unpaid) exceeds $225 million; (e) certain events of bankruptcy or insolvency with respect to the Issuer and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $225 million; (g) certain defaults with respect to Subsidiary Guarantees; and (h) any default under the Credit Agreement arising from the failure by the Issuer or the Guarantor to comply with the covenant in the Credit Agreement regarding the consummation of the Intercompany Transactions.

If an Event of Default occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30% in principal amount of the Notes by notice to the Issuer and the Trustee, may declare all of the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is not opposed to the interest of the Holders.

16.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by reference to the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

EXHIBIT A-8

19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21.	CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

EXHIBIT A-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

EXHIBIT A- 10

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $             principal amount of Notes held in (check applicable space) book-entry or definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

The undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1) ☐	to the Issuer; or

(2) ☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3) ☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4) ☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5) ☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6) ☐	pursuant to an exemption from registration pursuant to Rule 144 under the Securities Act of 1933; or

(7) ☐	pursuant to another available exemption from registration under the Securities Act of 1933.

EXHIBIT A-11

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer and the Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: To be executed by an executive officer.

EXHIBIT A-12

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[ ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT A-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Disposition) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Disposition ☐     Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Indenture, state the amount ($2,000 or a whole multiple of $1,000 in excess thereof):

$

Date:

Your Signature:
Sign exactly as your name appears
on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

EXHIBIT A-14

EXHIBIT B

[FORM OF FACE OF EXCHANGE NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

EXHIBIT B-1

No.	$

10.500% Senior Unsecured Notes due 2024

CUSIP No.

ISIN No.

Western Digital Corporation, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of              Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on April 1, 2024.

Interest Payment Dates: April 1 and October 1.

Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

WESTERN DIGITAL CORPORATION,

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

EXHIBIT B-2

[FORM OF REVERSE SIDE OF EXCHANGE NOTE]

10.500% Senior Unsecured Notes due 2024

1.	Interest

Western Digital Corporation, a Delaware corporation, and its successors and assigns under the Indenture (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on April 1 and October 1 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 13, 2016, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest), at the office of the Paying Agent; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of April 13, 2016 (the “Indenture”), among Western Digital Corporation, the Initial Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. To the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuer. The Issuer shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur Indebtedness, make certain Investments and other Restricted Payments, enter into consensual restrictions on the payment of certain dividends and distributions by such Restricted Subsidiaries, make Asset Dispositions, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, engage in certain lines of business, create or incur Liens and enter into certain Sale/Leaseback Transactions. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its assets.

EXHIBIT B-3

To guarantee the due and punctual payment of the principal of, and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Initial Guarantors will jointly and severally guarantee the Guaranteed Obligations on a senior unsecured basis pursuant to the terms of the Indenture.

5.	Optional Redemption

Except as set forth in the following paragraphs of this Section 5, the Notes shall not be redeemable at the option of the Issuer prior to April 1, 2019.

On or after April 1, 2019, the Issuer shall be entitled at its option on one or more occasions to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Year	Redemption Price
2019	107.875%
2020	105.250%
2021	102.625%
2022 and thereafter	100.000%

In addition, at any time prior to April 1, 2019, the Issuer may at its option on one or more occasions redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes), at a redemption price equal to 110.500% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds of one or more Qualified Equity Offerings; provided, however, that (a) after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and (b) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to April 1, 2019, the Issuer shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

6.	Special Mandatory Redemption

If (i) the Escrow Agent and the Trustee have not received the officers’ certificate pursuant to section 5(a) of the Escrow Agreement on or before the Deadline, or (ii) prior to the Deadline, the Merger Agreement is terminated or the Issuer notifies the Trustee and the Escrow Agent in writing or otherwise announces (with written confirmation to the Escrow Agent and the Trustee) that the Merger Agreement has been or will be terminated or that the Issuer has determined that the Acquisition will not otherwise be pursued, then the Issuer shall, on the third Business Day following the Deadline, the date of such notice or such longer period as required by DTC, as applicable (the “Special Mandatory Redemption Date”), be required to redeem the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100% of the initial issue price thereof, plus accrued and unpaid interest from the Issue Date to, but excluding, the redemption date (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Special Mandatory Redemption Price”).

EXHIBIT B-4

Subject to the provisions of the Escrow Agreement, upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent shall liquidate all of the Escrowed Property then held by it, and the Issuer shall deposit with the Trustee an additional amount in cash sufficient, together with the Escrowed Property to pay the aggregate Special Mandatory Redemption Price no later than the last Business Day prior to the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Trustee for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes. After the Deadline or the date of the notice described in Section 3.07(a), as applicable, all interest earned on the Escrowed Property, all investments thereof, and all dividends, distributions and other payments or proceeds in respect thereof, and any other Escrowed Property that is not required to be applied towards the Special Mandatory Redemption shall, after payment of any amounts owed to the Escrow Agent and the Trustee, be paid to the Issuer upon the Issuer’s written request in accordance with the terms of the Escrow Agreement.

7.	Sinking Fund

The Notes are not subject to any sinking fund.

8.	Notice of Redemption

(a) Notice of any redemption pursuant to Section 5 above shall be sent electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address, except that redemption notices may be sent more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture. Notes in denominations of $2,000 or less may be redeemed in whole but not in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. If money sufficient to pay the redemption price of and accrued and unpaid interest and Applicable Premium, if any, on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

(b) Notice of the Special Mandatory Redemption pursuant to Section 6 above shall be mailed or sent electronically by the Issuer no later than the next Business Day following the Deadline or the date of the notice described in the first paragraph of Section 6 above, as applicable, to each Holder at its registered address, the Trustee and the Escrow Agent.

9.	Repurchase of Notes at the Option of Holders upon Change of Control and Asset Dispositions

Upon a Change of Control, any Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

In accordance with Sections 4.06 and 4.08 of the Indenture, the Issuer shall be required to offer to purchase Notes upon the occurrence of certain events.

EXHIBIT B-5

10.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

11.	Persons Deemed Owners

Except as provided in Section 2 hereof, the registered Holder of this Note may be treated as the owner of it for all purposes.

12.	Unclaimed Money

If money for the payment of principal, interest or Applicable Premium (if any) remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money to the Issuer upon its written request unless an applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

13.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

14.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes and the Escrow Agreement may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any default may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Escrow Agreement (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under the Indenture, the Notes, a Subsidiary Guarantee or the Registration Rights Agreement, as applicable, in compliance with Section 5.01 of the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended); (iv) to add Guarantees with respect to the Notes, including any Subsidiary Guarantee, or to secure the Notes; (v) to add to the covenants or other obligations of the Issuer or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor in the Indenture; (vi) to make any change that would provide additional rights or benefits to the holders of Notes or does not adversely affect the rights of any Holder in any material respect; (vii) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; (viii) to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision contained in the Offering Memorandum under the heading “Description of the Unsecured Notes” to the extent that such provision in the “Description of the Unsecured Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or such Subsidiary Guarantee, as applicable; (ix) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes except as required to conform to applicable securities laws; (x) to evidence and provide for the acceptance and appointment of a successor trustee under the Indenture; or (xi) to provide for the issuance of the Exchange Notes or Additional Notes, in accordance with the terms of the Indenture.

EXHIBIT B-6

15.	Defaults and Remedies

Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to Sections 5 or 6 of the Notes, upon acceleration or otherwise, or failure by the Issuer to redeem or purchase Notes when required; (c) failure by the Issuer or any Guarantor to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer if the amount accelerated (or so unpaid) exceeds $225 million; (e) certain events of bankruptcy or insolvency with respect to the Issuer and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $225 million; (g) certain defaults with respect to Subsidiary Guarantees; and (h) any default under the Credit Agreement arising from the failure by the Issuer or the Guarantor to comply with the covenant in the Credit Agreement regarding the consummation of the Intercompany Transactions.

If an Event of Default occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30% in principal amount of the Notes by notice to the Issuer and the Trustee, may declare all of the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is not opposed to the interest of the Holders.

16.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by reference to the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

EXHIBIT B-7

20.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21.	CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

EXHIBIT B-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

EXHIBIT B-9

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[ ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT B-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Disposition) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Disposition ☐     Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Indenture, state the amount ($2,000 or a whole multiple of $1,000 in excess thereof):

$

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

EXHIBIT B-11

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

[            ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of, among [GUARANTOR] (the “New Guarantor”), a subsidiary of Western Digital Corporation (or its successor), a Delaware corporation (the “Issuer”), [EXISTING GUARANTORS][the “Existing Guarantors”] and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS Western Digital Corporation, a Delaware corporation (the “Issuer”) has heretofore executed and delivered to the Trustee an Indenture (the “Original Indenture”) dated as of April 13, 2016, providing for the issuance of 10.500% Senior Unsecured Notes due 2024 (the “Notes”);

WHEREAS Section 4.11 of the Original Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Original Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Original Indenture and to be bound by all other applicable provisions of the Original Indenture and the Notes.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Exhibit C-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit C-2